As filed with the Securities and Exchange Commission on April 30, 1999
                                                      Registration No. 333--
--------------------------------------------------------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------

                              OREGON BAKING COMPANY
                               (DBA MARSEE BAKING)
                 (Name of small business issuer in its charter)

         OREGON                           5812                   93-1091480
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
 incorporation or organization) Classification Code Number)  identification No.)

                2287 NW PETTYGROVE STREET, PORTLAND, OREGON 97210
                                 (503) 295-4000
        (Address and telephone number of registrant's principal executive offices and principal place of business)

                              RAYMOND W. LINDSTROM
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  Marsee Baking
                   2287 NW Pettygrove, Portland, Oregon 97210
                                 (503) 295-4000
                       (Name, address and telephone number
                              of agent for service)
                                  -------------

                                   Copies to:

    THOMAS P. PALMER, ESQ.                           BERT L. GUSRAE, ESQ.
  BRENDAN R. MCDONNELL, ESQ.                         David A. Carter, P.A.
       Tonkon Torp LLP                               Suite 210, West Tower
888 SW Fifth Avenue, Suite 1600                        2300 Glades Road
    Portland, Oregon 97204                         Boca Raton, Florida 33431
        (503) 221-1440                                  (561) 750-6999
      Fax (503) 274-8779                              Fax (561) 367-0960
                                  -------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the date on which this Registration Statement becomes effective.
                                  -------------
o If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
o If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     __________
o If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
o If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________
o If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




                                             CALCULATION OF REGISTRATION FEE

=============================== =================== ======================== ======================== ===============

    Title of Each Class of         Amount to be        Proposed Maximum         Proposed Maximum        Amount of
 Securities to be Registered      Registered(1)       Offering Price Per       Aggregate Offering      Registration
                                                           Share(2)                 Price(2)               Fee

------------------------------- ------------------- ------------------------ ------------------------ ---------------
Common Stock(3)                          2,012,500              $  5.00              $ 10,062,500.00       $2,797.38
------------------------------- ------------------- ------------------------ ------------------------ ---------------
Common Stock Purchase
Warrants ("Purchase                      2,012,500                 0.125                  251,562.50           69.93
Warrant")(4)
------------------------------- ------------------- ------------------------ ------------------------ ---------------
Common Stock underlying
Purchase Warrant                         2,012,500                 5.00                10,062,500.00        2,797.38
------------------------------- ------------------- ------------------------ ------------------------ ---------------
Common Stock Purchase
Warrants to be issued to the
common stock underwriter
("Common Stock Underwriter
Warrants")                                 175,000                 0.001                      175.00            0.05
------------------------------- ------------------- ------------------------ ------------------------ ---------------
Common Stock underlying
Common Stock Underwriter
Warrants                                   175,000                 8.25                 1,443,750.00          401.36
------------------------------- ------------------- ------------------------ ------------------------ ---------------
Warrant Purchase Warrants to
be issued to the warrants
underwriter ("Warrants
Underwriter Warrants")                     175,000                 0.001                      175.00            0.05
------------------------------- ------------------- ------------------------ ------------------------ ---------------
Common Stock Purchase
Warrants underlying Warrants
Underwriter Warrants                       175,000                 0.20625                 36,093.75           10.03
------------------------------- ------------------- ------------------------ ------------------------ ---------------
Common Stock underlying
Common Stock Purchase
Warrants underlying Warrants
Underwriter Warrants                       175,000                 8.25                 1,443,750.00          401.36
------------------------------- ------------------- ------------------------ ------------------------ ---------------
Total                                                                                $ 23,300,506.25       $6,477.54
=============================== =================== ======================== ======================== ===============

-------------------------------

1 Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of common stock as may become issuable by reason of stock splits, stock dividends and other adjustments pursuant to anti-dilution provisions of the warrants registered hereby.
2 Estimated solely for the purpose
of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
3 Includes 262,500 shares that the underwriter has the option to purchase to cover over-allotments, if any.
4 Includes 262,500 purchase warrants that the underwriter has the option to purchase to cover over-allotments, if any.



                      ------------------------------------




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

                  PRELIMINARY PROSPECTUS, DATED APRIL 30, 1999
                              SUBJECT TO COMPLETION

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

INITIAL PUBLIC OFFERING
PROSPECTUS


                              [Marsee Baking logo]


                        1,750,000 SHARES OF COMMON STOCK
               1,750,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                                  -------------

     This is an initial public offering of 1,750,000 shares of common stock and 1,750,000 warrants to purchase common stock of Oregon Baking Company, doing business as Marsee Baking. The common stock and purchase warrants are being offered separately and not as units, and each are separately transferable. The anticipated initial public offering price of the common stock is $5.00 per share and of the purchase warrants is $0.125 per warrant. Each purchase warrant entitles the holder to purchase, during the five-year period following the offering, one share of Marsee Baking common stock at a price of $5.00 per share, subject to prior redemption of the purchase warrant by the company, adjustment of the warrant exercise price under certain circumstances, and other limitations. See "Description of Securities" for a complete description of important features of the common stock and purchase warrants.

     There is currently no public market for the common stock or the purchase warrants. Marsee Baking has applied to include the shares of common stock, under the symbol "MSEE," and the purchase warrants, under the symbol "MSEEW," for quotation on the Nasdaq SmallCap Market. Marsee Baking has also applied to list the common stock and purchase warrants on the Boston Stock Exchange under the symbols "[__]" and "[__]W."

                                  -------------

                                                        Underwriting
                                 Initial public           discount               Proceeds to Marsee
                                 offering price        and commissions        Baking before expenses
                                 --------------        ---------------        ----------------------
Per Share...............             $5.00                 $0.50                    $7,875,000
Per Purchase Warrant....             $0.125                $0.0125                    $196,875
          Total.............       $8,968,750             $896,875                  $8,071,875


     We have granted the underwriter a 45-day option to purchase up to an additional 262,500 shares of common stock and up to an additional 262,500 purchase warrants to cover over-allotments. See "Underwriting."


                                  -------------

             INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF
                  RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                                  -------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                      BARRON CHASE SECURITIES, INC. [LOGO]


                    The date of this prospectus is    , 1999.

                      TABLE OF CONTENTS
                                                        PAGE

Prospectus Summary.........................................4
Risk Factors...............................................7
Use of Proceeds...........................................12
Dividend Policy...........................................12
Capitalization............................................13
Dilution..................................................14
Management's Discussion and Analysis of
  Financial Condition and Results of Operations...........15
Business..................................................22
Management................................................30
Certain Transactions......................................37
Principal Shareholders....................................39
Description of Securities.................................40
Shares Eligible for Future Sale...........................46
Underwriting..............................................48
Legal Matters.............................................50
Experts...................................................50
Where You Can Find More Information.......................50
Index to Financial Statements............................F-1

[INSIDE FRONT COVER]

                              [Photos and captions]

                                  -------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

     o  Implementation of our operating model,
     o  Management of our growth, our expenditures and our profitability,
     o  Expansion of our customer base,
     o  Integration of new stores into our operating model, and
     o Competition in the bakery-cafe segment of the specialty restaurant industry.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology.

     Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, among others, those identified under "Risk Factors" and elsewhere in this prospectus.

     We do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur.

     You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  -------------

     We are an Oregon corporation. Our principal executive offices are located at 2287 NW Pettygrove Street, Portland, Oregon, 97210, and our telephone number is (503) 295-4000. In this prospectus, the "company," "Marsee Baking," "we," "us" and "our" refer to Oregon Baking Company, doing business as Marsee Baking (but not to the underwriter listed in this prospectus), including the businesses acquired by us, unless the context otherwise requires. In addition, "common stock" refers to our common stock with no par value; "purchase warrants" refers to the redeemable common stock purchase warrants sold in this offering. See "Description of Securities." The underwriter for this offering is Barron Chase Securities, Inc.

                                  -------------

     Marsee Baking -registered trademark- and BagelMax -registered trademark-are trademarks, registered trademarks, service marks or registered service marks of Marsee Baking. This prospectus also includes product names, trade names, trademarks and service marks of other companies.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THIS ENTIRE PROSPECTUS. UPON THE COMPLETION OF THIS OFFERING, THE ONLY CLASS OF OUR CAPITAL STOCK OUTSTANDING WILL BE OUR COMMON STOCK. EXCEPT WHERE OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (1) THE AUTOMATIC CONVERSION OF SERIES A, B, C AND D PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THIS OFFERING, AND (2) THE UNDERWRITER'S OVER-ALLOTMENT OPTIONS WILL NOT BE EXERCISED.

                                   THE COMPANY

     Marsee Baking owns and operates 18 bakery-cafes in the Pacific Northwest that offer more than 100 artisan bakery products, as well as made-to-order sandwiches, soups and salads, in a friendly, neighborhood atmosphere. Each bakery-cafe operates as a premium bakery, providing a relaxing cafe experience that addresses the morning, lunch and late-afternoon day-parts. For 1998, the six bakery-cafes operating in the company's format for more than a year had average revenues of approximately $790,000 per store. Marsee Baking also distributes its products and builds brand awareness through its wholesale operations, providing specialty retailers and other institutions with a complete line of Marsee Baking products.

     Marsee Baking, which began with one Portland bakery-cafe in 1993, grew to eight bakery-cafes before acquiring additional stores in the greater Portland, Oregon and Seattle, Washington metropolitan areas through an acquisition in early 1998. Nine of the stores acquired were converted to the Marsee Baking concept during 1998 and have been integrated into Marsee Baking's operations. Marsee Baking operates a commissary in each of its two markets that serves as a central production and distribution facility. The commissaries together produce a full line of artisan-baked goods based on authentic recipes for daily distribution to each of the bakery-cafes.

     We believe that we can expand our presence in our current areas of operation and replicate the Marsee Baking concept in other metropolitan areas for the following reasons:

o WE OFFER A WIDE VARIETY OF PREMIUM QUALITY, ARTISAN BAKERY PRODUCTS. Marsee Baking differentiates itself in the bakery-cafe segment of the specialty restaurant industry by offering over 100 different varieties of premium quality, artisan-crafted products based on authentic recipes for eat-in or take-out dining. We believe that a diverse and evolving product menu engenders customer loyalty and encourages repeat business. Our broad range of products creates a competitive advantage over other stores offering a single product line (such as bagels) and over bakeries or cafes that focus only on a single day-part.

o OUR CENTRAL PRODUCTION FACILITIES SERVE MULTIPLE OUTLETS AND PROMOTE COST EFFICIENCIES, PRODUCT QUALITY AND CONSISTENCY. Our commissaries, which are strategically located in each market, serve as central production facilities to our bakery-cafes. The use of central production facilities permits better quality control, maximum labor efficiency and higher-volume production of baked goods, using modern processes, while adhering to traditional artisan-style baking techniques.

o    WE HAVE CREATED A DISTINCTIVE DESTINATION THAT SUPPORTS OUR BRAND IMAGE.
     We seek to create an authentic neighborhood cafe atmosphere with upscale decor and uniform interior designs that are unique to the Marsee Baking concept. We believe that our retail bakery-cafes and wholesale distribution work together to reinforce our image as a provider of high quality, artisan-baked goods. The wholesale operation provides Marsee Baking's complete line of baked goods to quality grocery stores, specialty retailers, hotels and fine restaurants in order to promote our local bakery-cafes and to create brand recognition associated with premium quality baked goods in our markets.

o WE HAVE RECRUITED A NEW, EXPERIENCED MANAGEMENT TEAM. We have recently recruited a new Chief Executive Officer and a new Chief Financial Officer. The company's new Chief Executive Officer has over 25 years' experience in the specialty restaurant industry, including experience in expanding nationally a specialty baking concept. In addition, we have also recently recruited a new Chief Financial Officer who has experience in the management of rapid-growth manufacturing companies.

o THE MARSEE BAKING CONCEPT COMPLEMENTS TODAY'S CONSUMER LIFESTYLE AND PREFERENCE FOR A HASSLE-FREE, CONVENIENT AND AFFORDABLE DINING EXPERIENCE. The bakery-cafe offers a shopping destination for gourmet breads and special occasion cakes, a place for a light lunch or a relaxing spot for an afternoon cappuccino. Our bakery-cafes offer an authentic dining experience, hassle-free convenience and an affordable indulgence for our customers.

o THE MARSEE BAKING CONCEPT HAS SIGNIFICANT BUILT-IN BARRIERS TO ENTRY. Our broad line of complex products, central baking facilities and the high "stand-alone" product quality create barriers to entry to competing bakery-cafe concepts.


                                  THE OFFERING

          Common stock offered................  1,750,000 shares of common stock
          Warrants offered....................  1,750,000 purchase warrants
          Common stock to be
            outstanding after this offering...  5,366,470 shares
          Warrants to be outstanding
            after this offering...............  2,137,668 warrants
          Use of proceeds.....................  Retirement of bridge financing, new store expansion, reduction
                                                  of trade payables, payment of
                                                  accrued dividends, and working
                                                  capital and general corporate
                                                  purposes.  See "Use of
                                                  Proceeds."

          Proposed Nasdaq SmallCap Symbols:
               Common stock...................  MSEE
               Purchase warrants..............  MSEEW
          Proposed Boston Stock Exchange Symbols:
               Common stock...................  [____]
               Purchase warrants..............  [____W]

     The information as to the common stock outstanding presented above is as of April 30, 1999. It includes 502,800 shares of common stock included in units sold in a bridge financing that closed April 27, 1999 and 150,000 shares of common stock issued on April 29, 1999 in connection with an agreement to provide a personal guarantee of our line of credit. You should also be aware that we may be required to issue up to 1,729,513 additional shares of common stock as a result of the possible future exercise of stock options and warrants, excluding the purchase warrants sold in this offering. The information as to the securities outstanding does not include the underwriter's warrants to purchase up to 175,000 shares of common stock and up to 175,000 purchase warrants. If and when we issue these shares, the percentage of our common stock you own may be diluted. PLEASE SEE "CAPITALIZATION" FOR A DISCUSSION OF THE OUTSTANDING SHARES OF MARSEE BAKING COMMON STOCK, WARRANTS AND OPTIONS TO PURCHASE COMMON STOCK, "DILUTION" FOR A DISCUSSION OF THE DILUTION OF YOUR INVESTMENT AS A RESULT OF INVESTING IN THIS OFFERING, AND "DESCRIPTION OF SECURITIES" FOR A DISCUSSION OF IMPORTANT FEATURES OF THE COMMON STOCK AND PURCHASE WARRANTS.

                          SUMMARY FINANCIAL INFORMATION

     The summary historical financial information as of and for the years ended December 31, 1997 and 1998 are derived from our financial statements, which have been audited by KPMG Peat Marwick LLP, our independent auditors. The summary statement of operations data for the year ended December 31, 1996 and the balance sheet information as of December 31, 1996 were derived from unaudited financial statements of the company. The unaudited summary historical financial statements as of and for the year ended December 31, 1996 include all adjustments, consisting only of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation of the information. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited financial statements and related notes, and the other financial information which appears elsewhere in this prospectus.


                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  -----------------------

                                                                            1996           1997            1998
                                                                            ----           ----            ----
                                                                           (in thousands, except per share data)

     STATEMENT OF OPERATIONS DATA:
     Revenues:
          Bakery-cafes.................................................    $3,662         $4,140          $9,761
          Wholesale....................................................       399            808           2,895
                                                                         ---------       --------        --------
              Total revenues...........................................     4,061          4,948          12,656

     Cost of goods sold................................................     2,112          2,887           7,579
     Store operating expenses..........................................     1,248          1,621           5,281
     Wholesale operating expenses......................................       164            328             599
     Depreciation and amortization.....................................        84            213             817
     General and administrative expenses...............................       563            965           1,959
     Store closure expense.............................................        --             --             253
                                                                          --------       --------        --------
     Loss from operations..............................................      (110)        (1,066)         (3,832)

     Interest expense..................................................      (118)          (129)           (472)
                                                                          --------       --------        --------
     Net loss..........................................................      (228)        (1,195)         (4,304)

     Cumulative dividends on preferred stock series D and A............       (32)           (32)           (100)
                                                                          --------       --------        --------
     Net loss attributed to common shares..............................     $(260)       $(1,227)        $(4,404)
                                                                          ========       ========        ========

     Net loss per common share--basic and diluted......................    $(0.30)        $(1.41)         $(5.07)
     Shares used in computing
          net loss per common share--basic and diluted.................       868            869             869

     BALANCE SHEET DATA:

     Cash (including restricted cash)..................................   $   687     $       91        $    129
     Working capital (deficit).........................................       (27)        (1,487)         (4,148)
     Total assets......................................................     2,059          3,007           8,674
     Long-term obligations.............................................       388          1,423           2,921
     Total shareholders' equity (deficit)..............................       900           (158)            820

                                  RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK AND PURCHASE WARRANTS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THESE FACTORS, AMONG OTHERS, MAY CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS.

     IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE VALUE OF YOUR INVESTMENT MAY DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO THE COMPANY
----------------------------

WE HAVE A LIMITED                    We began operations in 1993.  As a result,
OPERATING HISTORY           your evaluation of us and our prospects will be
UPON WHICH YOU MAY          based on a limited operating history.  In addition,
EVALUATE US                 we have recently recruited a new Chief Executive
                            Officer and a new Chief Financial Officer, and our operating model and business strategy are being revised. Consequently, our historical results of operations may not give you an accurate indication of our future results of operation or prospects.

WE HAVE AN                           We have incurred substantial losses since
ACCUMULATED DEFICIT,        inception, and we anticipate that we will continue
AND ANTICIPATE FUTURE       to incur substantial losses.  As of December 31,
LOSSES                      1998, we had an accumulated deficit of approximately
                            $6.5 million. We have experienced significant losses in connection with our expansion into the greater Seattle market and with the opening of in-fill stores in the greater Portland market. We expect our losses to continue until we can reduce expenses and can operate the Seattle commissary at capacity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--
                            Liquidity and Capital Resources."

WE MAY CEASE DOING                   Our audited financial statements have been
BUSINESS WITHOUT THE        prepared assuming that we will continue as a going
PROCEEDS OF THE             concern.  We have suffered recurring losses from
OFFERING                    operations that raise substantial doubt about our
                            ability to continue as a going concern. Without the proceeds of the offering, we may not be able to continue to operate our business.

WE DO NOT GENERATE                   At our current level of development, we do
ENOUGH CASH FROM            not generate net cash from operations. For the years
OPERATIONS TO FUND          ended December 31, 1997 and 1998, we incurred net
OUR GROWTH PLAN OR          losses of $1.2 million and $4.3 million,
OUR CONTINUED               respectively.  To fund our operations, we require
OPERATIONS                  either additional financing or a substantial
                            increase in the number of bakery-cafes to generate additional operating revenue. We have developed a specific liquidity plan to meet the ongoing liquidity needs of our operations. See
                            "Management's Discussion and Analysis of Financial
                            Condition and Results of Operations--Liquidity and Capital Resources." There can be no assurance, however, that our liquidity goals will be reached in the immediate future, if ever.

WE HAVE SIGNIFICANT                  We may need to raise significant additional
FUTURE CAPITAL NEEDS        funds in the near future to support our growth.  If
WHICH ARE SUBJECT TO        adequate funds are not available, on acceptable
THE UNCERTAINTY OF          terms or at all, we may be unable to complete our
ADDITIONAL FINANCING        expansion program, which would have a material
                            adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, your percentage ownership in the company's equity will be reduced, you may experience additional dilution in net book value per share, and the equity securities may have rights, preferences or privileges senior to those of yours.

WE HAVE A LIMITED                    We presently operate 18 retail
BASE OF OPERATIONS          bakery-cafes, two central production facilities and
AND A HIGH GEOGRAPHIC       a wholesale division, all serving the greater
CONCENTRATION               Portland and Seattle metropolitan areas.  Because of
                            our small existing retail base, many events, including a decline in the profitability of even one or two stores, the opening of an unsuccessful new store or delays in the planned opening of new stores, could materially and adversely affect the profitability of the entire company. Moreover, the concentration of our retail bakery-cafes in limited geographic markets exposes the company to a greater risk from certain events or conditions, such as a regional economic downturn, than would be the case if our stores were not geographically concentrated.

WE RELY ON OPENING                   Our continued growth depends on our ability
NEW STORES FOR GROWTH       to open, acquire or convert new retail bakery-cafes,
WHICH SUBJECTS US TO        to operate these stores profitably, and to increase
RISKS                       same-store sales.  This growth is likely to place a
                            significant strain on our resources and systems.

                                     To manage our growth, we must implement
    OUR INABILITY TO        systems, and train and manage our employees.  We may
    MANAGE GROWTH           not be able to implement these action items in a
    COULD HURT OUR          timely manner or at all.  Our inability to manage
    BUSINESS                growth effectively could have a material adverse
                            effect on our business, operating results and financial condition. There can be no assurance that we will achieve our planned expansion goals, convert acquired stores to the Marsee Baking format, manage our growth effectively, or operate our existing and new stores profitably.

    NEW STORES MAY                   The opening of additional stores in current
    COMPETE WITH OUR        markets could have the effect of competing with
    EXISTING STORES         certain of our existing stores.  The effect of
                            opening new in-fill stores may be to divert sales from existing stores, resulting in a decrease in same-store sales for the previously existing units.

WE FACE SUBSTANTIAL                  The specialty restaurant industry is
COMPETITION                 fragmented and highly competitive.  The competition
                            in the retail bakery-cafe segment is increasing.  We
                            compete with other local bakeries, grocery stores,
                            and bread-only stores that supply high quality baked
    MANY COMPETITORS        goods, and with other restaurants that seek to use
    HAVE SUBSTAINTIALLY     quality baked goods to define breakfast, lunch and
    GREATER FINANCIAL       late-afternoon menus.  Actual and potential
    AND OTHER RESOURCES     competitors include regional and national chains as
                            well as locally owned companies. Many of our competitors are well-established and have substantially greater financial and other resources than we do, which may place us at a competitive disadvantage in responding to our competitors' pricing trends, advertising campaigns and other initiatives. Additional competition may develop in the future and increased competition may erode the potential for same-store sales growth.

                                     We also compete against other specialty
                            retailers and restaurants for suitable sites for new retail stores. There can be no assurance that management will be able to continue to secure adequate sites at acceptable costs and terms.

OUR SUCCESS IS                       We believe that our success will depend on
DEPENDENT ON OUR KEY        continued employment of our senior management team.
PERSONNEL                   If one or more members of our senior management team
                            were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. Our success also depends on having trained mid-level managers and retail employees. We will need to continue to hire additional personnel as our business grows. Competition for personnel in the Pacific Northwest is strong. Our business, financial condition and operating results will be materially adversely affected if we cannot hire and retain suitable personnel.

WE HAVE NOT PAID, AND                We have not paid cash dividends on our
WILL NOT PAY, CASH          common or preferred stock (other than required
DIVIDENDS                   cumulative cash and stock dividends payable to the
                            holders of the Series A and D Preferred Stock upon the closing of this offering) and have no present intention of paying cash dividends in the foreseeable future. It is the present policy of the Board of Directors to retain all earnings to reinvest in the company. See "Dividends."

WE MAY EXPERIENCE                    We rely on food wholesalers for the bulk of
PRICE VOLATILITY IN         our raw ingredients.  Our primary raw ingredients
RAW INGREDIENTS             include commodity items such as butter, flour, sugar
                            and chocolate. The prices of these commodities are subject to volatility. Further, some raw ingredients such as chocolate are imported, and are subject to potential exchange rate and supply volatility. We do not engage in hedging activities and, with the exception of certain volume purchase discounts, cannot control the price of our raw materials. We may experience decreased profit margins if we are unable to pass any increased cost of new ingredients on to our customers.

PROVISIONS OF OUR                    Marsee Baking is an Oregon corporation.
ARTICLES OF                 Anti-takeover provisions of Oregon law could make it
INCORPORATION,              more difficult for a third party to acquire control
BYLAWS, AND OREGON          of us, even if such change in control would be
LAW COULD MAKE              beneficial to shareholders.  In addition, our
ACQUISITION OF US           amended and restated articles of incorporation,
DIFFICULT                   which become effective upon the closing of this
                            offering, will provide that our Board of Directors may issue preferred stock without shareholder approval. Our amended and restated articles of incorporation will also require a classified board of directors, with each board member serving a staggered three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third-party to acquire us, even if doing so would be beneficial for our shareholders.

YEAR 2000 COMPLIANCE                 We have either tested, are in the process
ISSUES MAY ADVERSELY        of testing, or have obtained assurances of
AFFECT OUR BUSINESS         compliance regarding, the Year 2000 compliance of
                            our business systems, including microcontrollers, and the Year 2000 compliance of our suppliers.
                            Based on recent assessments, we have determined that our retail reporting software system is not currently Year 2000 compliant. As a result of this problem, some of our internal computer systems could fail to operate or fail to produce correct results beginning in the year 2000. We have adopted a plan to upgrade this system by August 31, 1999. We presently believe our internal computer systems will be Year 2000 compliant in a timely manner, but undetected errors may remain. In addition, we cannot be certain that any of the remedial measures adopted will prevent the occurrence of Year 2000 problems, which could have a material adverse affect on our business, financial condition or results of operations. See "Management's Discussion and
                            Analysis of Financial Condition and Results of
                            Operations--Year 2000 Compliance."

GOVERNMENT                           The specialty restaurant industry is
REGULATION COULD            subject to extensive federal, state and local
ADVERSELY AFFECT            government regulations relating to the development
OUR BUSINESS                and operation of food service outlets, including
                            laws and regulations relating to building and seating requirements, the preparation and sale of food, cleanliness, safety in the work place, accommodations for the disabled, and our relationship with our employees, such as discriminatory practices, overtime and working conditions and citizenship requirements. The failure to abide by these laws or regulations, and the failure to obtain or retain necessary food licenses, could adversely affect the operations and profitability of the company. In addition, significant numbers of our food service and commissary personnel are paid at rates governed by the state minimum wage laws. Further increases in the minimum wage will increase our retail and commissary labor costs, and may adversely affect our results of operations and financial condition.

RISKS RELATED TO THE OFFERING
-----------------------------

THE OFFERING PRICE MAY               Although set in good faith, the offering
BE ARBITRARY                price per share of common stock or per purchase
                            warrant may not bear a direct relationship to Marsee
                            Baking's assets, earnings, book value, results of operation or any other objective standard.

YOU WILL EXPERIENCE                  You will experience immediate and
IMMEDIATE AND               substantial dilution.  As of December 31, 1998, the
SUBSTANTIAL DILUTION        company had an adjusted pro forma net tangible book
                            value of $0.30 per share derived from the company's balance sheet as of December 31, 1998 and taking into account (1) the issuance of stock dividends and the conversion of preferred stock into shares of common stock, (2) the private sale of common stock in a bridge financing in January-April 1999, and (3) the issuance of common stock in connection with an agreement to provide a personal guarantee of our line of credit in April 1999. After giving effect to the sale of the securities sold in this offering, and after deducting underwriting discounts and estimated offering expenses, the adjusted pro forma net tangible book value will be $1.50 per share.
                            The result will be an immediate increase in book value to existing shareholders of $1.20 per share and an immediate dilution to you of $3.50 per share.
                            As a result, you will bear most of the risk of loss since your shares are being purchased at a cost substantially above the price at which existing shareholders acquired their shares. See "Dilution"

                                     We also have outstanding a large number of
                            stock options to purchase common stock with exercise prices significantly below the estimated initial public offering price of the common stock. To the extent these options are exercised, there will be further dilution. We intend to grant substantial stock options to our employees in the future.

YOUR PURCHASE                        If you are acquiring warrants to purchase
WARRANTS ARE SUBJECT        our common stock in this offering, your purchase
TO REDEMPTION BY US         warrants are subject to redemption by the company on
                            30-days prior written notice if the daily trading price for the shares is above $10.00 for at least 30 consecutive trading days ending not more than ten days before the date of the notice of redemption.
                            If the purchase warrants are redeemed, you will lose your right to exercise your purchase warrants except during the 30-day redemption period. Any redemption of the purchase warrants by us during the one-year period following the offering will require the prior written consent of the underwriter. See
                            "Description of Securities--Warrants."

WE MUST COMPLY WITH                  We will be able to issue the shares of
THE FEDERAL                 common stock upon the exercise of the purchase
REGISTRATION AND            warrants only if there is a current prospectus
STATE BLUE SKY              relating to the common stock under an effective
REQUIREMENTS TO             registration statement filed with the Securities and
PERMIT EXERCISE OF          Exchange Commission.  In addition, the common stock
YOUR PURCHASE WARRANTS      must be qualified for sale or exempt under
                            applicable state securities laws of the
                            jurisdictions in which the various holders of purchase warrants reside.

    NON-REGISTRATION IN              There can be no assurance that we will be
    YOUR STATE OF THE       successful in maintaining a current registration
    COMMON STOCK            statement.  The company intends to qualify the sale
    UNDERLYING THE          of the purchase warrants in a limited number of
    PURCHASE WARRANTS AT    states, although certain exemptions under certain
    THE TIME OF EXERCISE    state securities laws may permit the purchase
    MAY PREVENT YOU FROM    warrants to be transferred to purchasers in states
    EXERCISING YOUR         other than those in which the purchase warrants were
    PURCHASE WARRANTS       initially qualified.  We can make no assurances that
                            we will be able to qualify our securities in any state. If we have not qualified the issuance of the common stock in the states in which the ultimate purchasers of the purchase warrants reside and no exemption from the qualification is available, the purchase warrants of those purchasers will expire and have no value if the purchase warrants cannot be exercised or sold. Accordingly, the market for the purchase warrants may be limited because of the company's inability to fulfill these requirements.
                            See "Description of Securities" and "Underwriting."

A MARKET FOR THE                     Before this offering, there has been no
SECURITIES DID NOT          public market for our common stock or purchase
EXIST BEFORE AND MAY        warrants.  We cannot predict the extent to which
NOT EXIST IN THE            investor interest in Marsee Baking will lead to the
FUTURE                      development of a trading market or how liquid that
                            trading market might become. If a trading market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock or purchase warrants at a price that is attractive to you.

    EXTERNAL FACTORS                 Variations in the trading price of our
    COULD AFFECT OUR        common stock and purchase warrants may result from a
    COMMON STOCK AND        number of factors, some of which are beyond our
    PURCHASE WARRANT        control, including:
    TRADING PRICE
                                o    general economic and stock market
                                     conditions;
                                o    actual or anticipated fluctuations in our
                                     operating results;
                                o    changes in expectations as to our future
                                     financial performance or changes in
                                     financial estimates by securities
                                     analysts;
                                o    earnings and other announcements by, and
                                     changes in market valuations of, other
                                     comparable companies; and
                                o    trading of our common stock and purchase
                                     warrants.

    OUR STOCK PRICE MAY              In addition, the stock market in general
    BE EXTREMELY VOLATILE   has experienced extreme volatility that often has
    AND YOU MAY NOT BE      been unrelated to the operating performance of
    ABLE TO RESELL YOUR     particular companies.  These broad market and
    SHARES OR WARRANTS AT   industry fluctuations may adversely affect the
    OR ABOVE THE OFFERING   trading price of our common stock and purchase
    PRICE                   warrants, regardless of our actual operating
                            performance. You may not be able to resell your shares or warrants at or above the offering price.

EXERCISE OF OPTIONS                  In connection with this offering, we will
MAY HAVE A DILUTIVE         issue to the underwriter, for nominal consideration,
EFFECT ON OUR OTHER         options to purchase 175,000 shares of common stock
SHAREHOLDERS                and 175,000 options to purchase warrants from the
                            company. These options will be exercisable for a four-year period beginning one year after this offering at an exercise price of 165% of the price at which the common stock and purchase warrants are sold to the public, subject to adjustment. These options may have certain dilutive effects because the holders of the options will be given the opportunity to profit from a rise in the market price of the underlying securities with a resulting dilution in the interests of our other security holders and future investors.

                                     We have also agreed, at the request of the
                            holders of the options, under certain circumstances, that we will register under federal and state securities laws the options or the securities underlying the options. Exercise of these registration rights may involve substantial expense to us at a time when we may not be able to afford cash expenditures. Exercise of these registration rights may also adversely affect the terms upon which we may obtain additional funding, and may adversely affect the price of the common stock. See "Underwriting."

                                 USE OF PROCEEDS

     Marsee Baking will receive estimated net proceeds of $7,165,000 from the sale of 1,750,000 shares of common stock and 1,750,000 purchase warrants at an assumed initial public offering price of $5.00 per share and $0.125 per purchase warrant, after deducting underwriting discounts and commissions of $897,000 and estimated expenses of $906,000. If the underwriter's over-allotment options are exercised in full, we will receive an additional $1,170,000 from the sale of 262,500 shares of common stock and 262,500 purchase warrants, after deducting underwriting discounts and commissions.

     The following table describes the expected allocation of the net proceeds of the offering, assuming that the underwriter does not exercise its over-allotment options:

                 Retirement of bridge financing............           $2,585,000
                 New store expansion.......................            2,000,000
                 Reduction of trade payables...............            1,000,000
                 Payment of series A preferred dividends...              107,000
                 Working capital and
                  general corporate purposes...............            1,473,000
                    Total .................................           $7,165,000

Pending these uses, we intend to invest the net proceeds of the offering in investment grade, interest-bearing securities.

     In a bridge financing completed before this offering, we issued certain demand notes and sold privately to investors certain units, each unit consisting of one share of common stock and a promissory note in the principal amount of $5.00, bearing interest at the rate of 8% per year. The principal and accrued interest are due and payable nine months after the date of the promissory notes or the closing of this offering, whichever is earlier. We intend to use approximately $2,585,000 of the proceeds of this offering to repay the principal and interest owing under the promissory notes. See "Description of Securities."



                                 DIVIDEND POLICY

     Other than cumulative cash dividends to holders of Series A Preferred Stock and cumulative stock dividends to holders of Series D Preferred Stock, Marsee Baking has never declared or paid any dividends on shares of its preferred or common stock. See "Description of Securities" for a description of the dividends payable on certain series of preferred stock. We intend to retain any future earnings for future growth and do not anticipate paying any other cash dividends in the foreseeable future. In addition, the company's loan agreement with its bank prohibits the payment or declaration of dividends other than the Series A dividends and stock dividends.

                                 CAPITALIZATION

     The table below sets forth the capitalization of the company as follows:

     o Actual as of December 31, 1998, giving retroactive effect to the increase in the number of authorized shares of common stock to 15,000,000 and preferred stock to 4,000,000, which was approved by the shareholders in February 1999;
     o Pro forma, giving effect to the private sale of 502,800 shares of common stock and promissory notes in a bridge financing which closed on April 27, 1999, and the issuance of 150,000 shares of common stock in connection with an agreement to provide a personal guarantee of a line of credit on April 29, 1999; and
     o As adjusted, giving effect to the sale of the 1,750,000 shares of common stock and 1,750,000 purchase warrants sold in this offering, net of offering expenses; the conversion of Series A, B, C and D Preferred Stock into 2,077,421 shares of common stock; and the payment of accrued Series D Preferred Stock dividends by the issuance of 17,288 shares of common stock.


                                                                         Actual        Pro Forma      As Adjusted
                                                                         ------        ---------      -----------

Long-term liabilities, net of current portion....................       $2,921          $2,921         $2,753
Shareholders' equity
  Preferred stock, no par value - 4,000,000 shares
    authorized, actual, pro forma and as adjusted:
    Cumulative Preferred Stock Series D - 22,507 shares
      authorized; 16,667 shares outstanding, actual and pro
      forma; no shares outstanding, as adjusted....................      1,000           1,000             --
    Cumulative Preferred Stock Series A - 100,000 shares
      authorized; 52,667 shares outstanding, actual and pro
      forma; no shares outstanding as adjusted.....................        281             281             --
    Preferred Stock Series B - 510,575 shares
      authorized; 510,575 shares outstanding, actual and pro
      forma; no shares outstanding, as adjusted....................      1,143           1,143             --
    Preferred Stock Series C  - 168,000 shares authorized;
      129,121 shares outstanding, actual and pro forma; no
      shares outstanding, as adjusted..............................      4,117           4,117             --

  Common stock, no par value - 15,000,000 shares authorized, actual, pro forma and as adjusted; 868,961 shares
    outstanding, actual; 1,521,761 shares outstanding, pro
    forma; 5,366,470 shares outstanding, as adjusted.............          626             952         14,570
Warrants.........................................................          156             156            346
Retained deficit.................................................       (6,503)         (6,503)        (6,503)
                                                                      ---------        --------       --------
         Total shareholders' equity..............................          820           1,146          8,413
                                                                      ----------       --------       --------
                           Total capitalization..................      $ 3,741         $ 4,067        $11,166
                                                                      ==========       ========       ========

The outstanding securities information excludes the following:

     o The underwriter's warrants to purchase up to 175,000 shares of common stock and up to 175,000 purchase warrants;
     o Currently outstanding warrants to purchase 387,668 shares of common stock; and
     o Currently outstanding stock options to purchase 1,341,845 shares of common stock at a per share weighted average exercise price of $1.44.

                                    DILUTION

     When you purchase a share of common stock, you will suffer immediate per share "dilution" in respect of the share in an amount equal to the difference between the price you paid per share (less the underwriting discount) and the net tangible book value per share after the offering. Net tangible book value per share represents the amount of the company's tangible assets less the amount of its liabilities divided by the number of shares of common stock outstanding.

     As of December 31, 1998, the net tangible book value of Marsee Baking was approximately $820,000 or $0.26 per share of common stock, giving effect to the following: (1) the issuance of approximately 17,288 shares of common stock to holders of Series D Preferred Stock as accrued dividend; and (2) the conversion of the outstanding Series A, B, C and D Preferred Stock into 2,077,421 shares of common stock.

     Giving effect to the recent private sale of 502,800 shares of common stock during January through April 1999, the net tangible book value of Marsee Baking on a pro forma basis, as of December 31, 1998, would have been approximately $0.29 per shares. Giving effect to the issuance of 150,000 shares of common stock in connection with an agreement to provide a personal guarantee of a line of credit on April 29, 1999, the net tangible book value on a pro forma basis, as of December 31, 1998, would have been approximately $0.30 per share.

     Giving effect to the issuance of 1,750,000 shares of common stock offered by the company at an assumed initial public offering price of $5.00 per share (after the deduction of estimated underwriting discounts and offering expenses payable by the company), the net tangible book value of Marsee Baking on a pro forma basis, as of December 31, 1998, would have been approximately $1.50 per share. This represents an immediate increase in net tangible book value of $1.20 per share to existing shareholders and an immediate dilution of $3.50 per share to purchasers of the shares of common stock in this offering.

     The following table illustrates this per-share dilution of your equity as of the closing of this offering in an adjusted pro forma net tangible book value per share of common stock, and assuming no exercise of the warrants, the underwriter's over-allotment options or the underwriter's options to purchase shares of common stock and warrants:

       Assumed initial public offering price per share...................                        $5.00
         Net tangible book value per share as of December 31, 1998.......           $0.26
         Increase per share attributable to bridge financing.............            0.03
         Increase per share attributable to line of credit guarantee.....            0.01
         Increase per share attributable to new investors................            1.20
                                                                                     ----
       Adjusted net tangible book value per share after this offering....                         1.50
                                                                                                  ----
       Dilution per share to new investors in this offering..............                        $3.50

     The following table shows the number of shares of common stock to be owned following the offering by existing shareholders and the new investors (assuming the maximum number of shares of common stock sold in this offering is purchased):

                                          SHARES PURCHASED             TOTAL CONSIDERATION       AVERAGE PRICE
                                        NUMBER        PERCENT          AMOUNT        PERCENT       PER SHARE

    Existing Shareholders.......        3,616,470(1)    67%          $7,595,000        46%           $2.10
    New Investors...............        1,750,000       33%           8,750,000        54%            5.00
                                       ----------       ---           ---------        ---
             Total..............        5,366,470      100%         $16,345,000       100%
                                       ==========      ====         ===========       ====

         -------------------------
     1 To the extent that any shares are issued upon exercise of options or warrants that were outstanding at December 31, 1998, there will be further dilution to new investors. See "Management--Employee Benefit Plans."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW
--------

     Since opening its first bakery-cafe in 1993, Marsee Baking has expanded to become the owner and operator of 18 bakery-cafes and two central commissaries in the Pacific Northwest. Twelve bakery-cafes are located in Oregon and six in Washington. In 1998, revenue grew 156% to $12,656,000 as we expanded the number of retail stores over the prior year from six to eighteen bakery-cafes, primarily due to the acquisition discussed below. We currently derive approximately 77% of our revenue from these retail outlets, while the remaining revenue is derived from wholesale operations. Most baking operations are conducted at the commissaries, and fresh product is delivered to the retail stores daily.

     Since inception, Marsee Baking has incurred losses in each fiscal year and had an accumulated deficit of $6,503,000 as of December 31, 1998. The majority of these losses occurred in the last two years, with losses of $1,195,000 in 1997 and $4,304,000 in 1998. The losses are attributable primarily to relatively high costs of goods sold and store labor expenses, exacerbated in 1998 by the operation of ten newly-acquired stores compared to the operation of only six mature stores during 1997. We have not generated sufficient cash from operations to fund continued operations or our growth plan, and will require significant additional future financing.

     Since November 1998, we have focused on revising our operating model to emphasize revenue improvements through better merchandising, significant cost and expense reductions and the addition of new wholesale customers. We have not yet had sufficient experience with this operating model to provide any assurance that it will generate increased revenue or profits in future periods. Accordingly, it is not yet clear that we have developed an operating strategy that will accomplish the goal of reducing and eliminating our losses. If we cannot develop a profitable strategy and losses continue, we will further deplete our financial resources and shareholders' equity.

     ACQUISITION. During the first quarter of 1998, we completed the acquisition of the assets of a Seattle-based retailer of bagels in exchange for the issuance of two new series of preferred stock. The assets acquired included seven retail store locations and a commissary in Washington and three retail locations in Oregon. The acquisition of ten new retail locations represented a significant increase in the scale of retail operations, as we operated only four retail locations at the end of 1996 and six at the end of 1997, and opened three new stores in 1998. The additional retail locations increased the requirements placed on our management personnel and operations and financial control systems, as well as on our ability to train and manage our retail employees. Throughout 1998, we renovated the retail locations we acquired and reopened them under the Marsee Baking brand at a cost of $2,303,000 above the acquisition cost. We made an additional capital investment of approximately $538,000 to convert and equip the Seattle commissary for baking Marsee products. Due to capital constraints, we were unable to renovate all the acquired stores as quickly as planned or provide the necessary marketing support in the Seattle market to launch properly the Marsee Baking brand. As a consequence, neither revenue nor results of operations met management expectations for 1998.

     1999 OPERATING PLAN. In November 1998, we recruited a director of the company to serve as our new Chief Executive Officer. He has had significant experience in operating and expanding multi-store bakery concepts. Actions taken since assumption of his responsibilities as CEO have focused on increasing revenue while reducing costs. The 1999 operating plan includes:

          o  Focusing employee efforts on profitable activities,
          o  Better merchandising of product in the bakery-cafes,
          o  Improving the speed and quality of customer service,
          o  Reducing ingredient costs,
          o  Improving management of daily bakery-cafe waste,
          o  Expanding the wholesale customer base,
          o  Implementing better inventory control and management,
          o  Further developing store operating controls, and
          o  Improving utilization of existing information systems.

     More specifically, the 1999 operating plan targets significant reductions in ingredient costs and further reductions in commissary labor expenses to reduce costs of goods sold as a percentage of total revenue to below 45% by year-end 1999. In addition, the 1999 operating plan establishes a target store-labor-expense to bakery-cafe-revenue ratio of 27.4% for 1999.

     As part of these improvements in operations, we closed one bakery-cafe in the Seattle area, and terminated the leases and the planned build-out of two new stores in the Portland area in 1999. In addition, we have reduced expenses associated with the operation of the Seattle commissary by supplying the Seattle stores with most products from the Portland commissary until an increased volume of sales in the Seattle market warrants full-scale operation of the Seattle commissary.

     1999 LIQUIDITY PLAN. In view of our accumulated deficit and recurring losses, our auditors have added an explanatory paragraph to their report on our financial statements stating that there is substantial doubt about our ability to continue as a going concern. In this regard, management has adopted a 1999 liquidity plan, the principal features of which include:

          o  Execution of the 1999 operating plan,
          o  Reduction of costs and expenses,
          o Completion of a bridge financing on April 27, 1999 in the form of a $2.514 million private placement of units, each unit consisting of one share of common stock and a $5.00 promissory note bearing interest at 8%, payable upon the earlier of nine months of the date of the promissory note or the closing of this offering;
          o  Increase in the working capital line of credit; and
          o Completion of this offering of 1,750,000 shares of common stock and 1,750,000 purchase warrants.

Although the bridge financing has been completed, there is no assurance that this offering will be completed or that we will achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. See "Risk Factors," "Use of Proceeds" and "--Liquidity and Capital Resources."

RESULTS OF OPERATIONS
---------------------

     1997 COMPARED TO 1998. The following table sets forth the percentage relationship of certain items to net revenues included in the company's statements of operations:

                                                              December 31,
                                                          1997            1998
                                                      -------------    ------------

         Revenue
           Bakery-Cafe..........................           83.7%            77.1%
           Wholesale............................           16.3             22.9
                                                      -------------    ------------
                                                          100.0%           100.0%

         Cost of goods sold.....................           58.3%            59.9%
         Store operating expenses...............           32.8             41.7
         Wholesale operating expenses...........            6.6              4.7
         Depreciation and amortization..........            4.3              6.5
         General and administrative expenses....           19.5             15.5
         Store closure expenses.................             --              2.0
         Interest expense.......................            2.6              3.7
                                                      -------------    ------------
         Loss before provision for taxes........          (24.1)%          (34.0)%
         Provision for income taxes.............             --              --
                                                      -------------    ------------
         Net loss                                         (24.1)%          (34.0)%
                                                      =============    ============

     Total revenues increased $7,708,000, or 156%, from $4,948,000 in 1997 to $12,656,000 in 1998. Bakery-Cafe revenue increased $5,621,000, or 136%, from $4,140,000 in 1997 to $9,761,000 in 1998. The increase in bakery-cafe revenue is attributable primarily to the increase in the number of store locations. Stores opened in 1998 totaled thirteen, ten of which were acquired. Total revenue for the new stores accounted for $5,018,000 of the increase in bakery-cafe sales. Capital constraints prevented the immediate renovation of the stores acquired, and six of the ten stores were not renovated until the third quarter of 1998. As a result of this delay and our inability to market cost-effectively the Marsee Baking brand in the Seattle market, the seven bakery-cafes in Washington did not meet management's revenue expectations in 1998. We closed one underperforming store in this market in February 1999.

     Revenue for the four retail locations open for the entire year during both 1997 and 1998 decreased 3.1% from $3,740,000 in 1997 to $3,624,000 in 1998. We attribute such decrease primarily to the diversion of sales from existing stores as a result of opening three new bakery-cafes in the downtown Portland area. The two stores opened in the second half of 1997 contributed revenue of $400,000 in 1997 and $1,119,000 in 1998.

     Wholesale revenue grew $2,087,000, or 258%, from $808,000 in 1997 to $2,895,000 in 1998. The major reason for the growth was our expansion into Washington, which contributed $830,000 in wholesale revenue in 1998. Sales to third party distributors grew $924,000, or 142%, from $652,000 in 1997 to $1,576,000 in 1998. These distributors, who are responsible for delivery, invoicing and customer service, contributed 81% of wholesale revenue in 1997 compared to 54% in 1998. The other principal component of wholesale revenue in 1998 was derived from $1,071,000 in sales to one warehouse retailer, Costco Companies Inc., that began in late 1997 in certain Portland- and Seattle-area Costco stores.

     Cost of goods sold grew $4,692,000, or 162%, from $2,887,000 in 1997 to
$7,579,000 in 1998. The principal components of cost of goods sold are ingredients, commissary labor and commissary operating expenses. Ingredients, as a percentage of total revenue, were 31.7% in 1997 and 32.4% in 1998. As volume increased, we were able to experience labor efficiencies. Commissary labor was 20.0% of total revenue in 1997 compared to 18.7% in 1998. During 1998, the company expanded into two commissaries and now operates one facility in Portland and one in Seattle, which conducts limited activities at the present time. As a result of this doubling of capacity, commissary operating expenses increased from $329,000 in 1997 to $1,104,000 in 1998. These costs represented 6.6% of total revenue in 1997 and 8.7% in 1998. The principal factors contributing to this increase in commissary operating expenses in 1998 included depreciation, which increased from $52,000 in 1997 to $224,000 in 1998; rent, which increased from $47,000 in 1997 to $190,000 in 1998; and transportation expenses related to the movement of product between the two commissaries and the bakery-cafes, which increased from $5,000 in 1997 to $112,000 in 1998.

     As a percentage of revenue, cost of goods sold was 58.3% of revenue in 1997 compared to 59.9% in 1998. The percentage increase is due in part to the revenue mix between retail and wholesale revenue. Wholesale activities increased from 16.3% of revenue in 1997 to 22.9% in 1998, but do not command the higher profit margin of retail activities.

     Store operating expenses increased $3,660,000, or 226%, from $1,621,000 in 1997 to $5,281,000 in 1998. Store operating expenses were 39.1% of bakery-cafe revenue in 1997 compared to 54.1% in 1998. The largest component of store operating expenses is labor. Bakery-cafe labor increased $2,046,000, or 210%, from $971,000 in 1997 to $3,017,000 in 1998. Bakery-cafe labor was 23.4% of bakery-cafe revenue in 1997, compared to 30.9% in 1998. This significant percentage increase in store labor expense is due primarily to the opening of 13 new stores in 1998. For the 13 stores opened in 1998, labor was 36.9% of bakery-cafe revenue, while for established stores it was 24.6%. New stores require a base level of labor to operate. The sales from the stores acquired in Washington did not meet expectations as discussed above and, therefore, fixed labor costs were higher as a percentage of bakery-cafe revenue.

     The next largest component of store operating expenses is occupancy expenses, consisting primarily of rent and utility expenses. These expenses increased $947,000, or 356%, from $266,000 in 1997 to $1,213,000 in 1998. This increase is due to the number of new stores. While we believe we can manage these expenses in the Washington operations in the future, we need retail store revenue growth to substantially reduce occupancy expense ratios to acceptable levels.

     Marketing expenses are included in store operating expenses and were $27,000 in 1997 compared to $184,000 in 1998. The 1998 marketing expenses primarily related to media advertising for new store openings, a logo redesign and related paper goods repackaging effort, a holiday catalog and store signage. The company utilized an outside consultant to coordinate these efforts. The remainder of store operating expenses grew proportionally in relation to revenue.

     General and administrative expenses increased $994,000, or 103%, from $965,000 in 1997 to $1,959,000 in 1998, primarily as a result of increases in general business activity. These expenses represented 19.5% of total revenue in 1997 compared to 15.5% in 1998. General and administrative salaries increased $568,000, or 105%, from $543,000 in 1997 to $1,111,000 in 1998, as additional personnel were added to support the growth in wholesale and retail activities. Employee expenses related to managing two geographic areas grew from $21,000 in 1997 to $100,000 in 1998. Professional fees and service grew $240,000, from $123,000 in 1997 to $364,000 in 1998.

     Interest expense increased from $129,000 in 1997 to $472,000 in 1998, primarily as a result of loans obtained to renovate new stores and the Washington commissary.

     In the fourth quarter of 1998, we had $253,000 of accelerated-depreciation expenses related to the closure of one bakery-cafe in Washington and costs related to the abandoned efforts to open two new stores in the Portland area due to financial constraints. In addition, in 1998 we recognized additional compensation expenses related to the issuance of options and warrants of $199,000, and severance benefits payable to former employees of $130,000.

     Due to our losses before the provision for income taxes in each year, there has been no provision for federal and state income taxes for the years ended December 31, 1997 and 1998. We have deferred tax assets totaling $575,000 and

$2,218,000 as of December 31, 1997 and 1998, respectively, for which we have recorded a full valuation allowance.

     Marsee Baking lost $1,227,000 in 1997 compared to a loss of $4,404,00 in 1998. The principal reason for the increased operating losses in 1998 was the addition of 13 new stores which in their initial years of operation have relatively high costs and expenses compared to mature stores.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     LIQUIDITY. We had negative working capital of $1,487,000 at December 31, 1997 compared to negative working capital of $4,148,000 at December 31, 1998.

     Cash used by operating activities for 1998 totaled $1,412,000. This use of cash resulted primarily from the $4,304,000 in losses sustained during the year, offset principally by non-cash charges of $1,295,000 from depreciation and $1,335,000 from trade vendors due to increases in volume and extended terms. In 1997, cash used by operating activities was $239,000. Other changes in current accounts between the two years make up the difference in cash used by operations. Accounts receivable increased from $54,000 at year-end 1997 to $253,000 at year-end 1998 due to the increase in wholesale sales. Inventories were $64,000 at December 31, 1997 and $269,000 at December 31,1998. This increase was due to inventory requirements to cover increases in baking volume and bakery-cafe inventory increases due to the number of new stores. Prepaid expenses also increased from $46,000 at December 31, 1997 to $134,000 at December 31, 1998 as a result of lease deposits and prepaid rent on new stores.

     Accounts payable increased from $915,000 at December 31, 1997 to $2,250,000 at December 31, 1998. This increase is due in part to increased volume as well as cash flow difficulties in meeting current terms with vendors. Since December 31, 1998, we have continued to obtain additional debt financing, with the proceeds in part being used to bring trade vendors closer to normal payment terms. Accrued liabilities increased from $232,000 at December 31, 1997 to $735,000 at December 31, 1998. This increase results from increases in, and the timing of, payments for payroll liabilities, primarily as a result of increased headcount and vacation accruals.

     Our independent auditors have included in their audit report an explanatory paragraph which states that our recurring losses from operations raise substantial doubt as to our ability to continue as a going concern. Our working capital requirements for the next twelve months consist primarily of funding operating losses until break-even is realized. See "Risk Factors."

     CAPITAL RESOURCES. Prior to completion of the bridge financing described below, our primary sources of funds were shareholder loans, private placements of stock and equipment financing, and to a lesser extent cash provided by operating activities and a bank line of credit. The increased amount of our outstanding payables in 1998 also served as an additional source of interim financing.

     Net cash provided by financing activities in 1997 and 1998 was $1,021,000 and $3,604,000, respectively. During 1998, the company paid down debt obligations of $528,000 while incurring $227,000 of long-term debt and issuing $3,027,000 in preferred stock.

     During November and December 1998, we issued $525,000 in demand notes. Subsequent to the end of the year, we issued an additional $95,000 in demand notes, and on April 27, 1999, we completed a bridge financing in the form of a private placement of units, each unit consisting of one share of common stock and a $5.00 promissory note bearing interest at 8%, payable upon the earlier of nine months from the date of the promissory notes or the closing of this offering. See "Description of Securities." After expenses, the notes have an effective rate of interest of 22%. The previously issued demand notes were subsequently combined with the 1999 bridge financing, for an aggregate offering of $2,514,000 million.

     Our bank line of credit was fully utilized at $250,000 on both December 31, 1997 and 1998.

     We have not generated sufficient cash from operations to fund continued operations or our growth plan, and will require significant additional future funding. We believe that our 1999 operating and financing plans will, if carried out successfully, be sufficient to meet our liquidity needs for the balance of 1999, based on our current expense calculations and our current and anticipated revenue streams, including the proceeds of this offering. The operating and financing plans assume certain same-store growth projections can be met, our costs can be reduced as a percentage of revenue, and our overall cost structure remains stable, of which there can be no assurance. There also can be no assurance that our liquidity goals will be reached in the near future, if ever. In the event that additional capital is required, we may seek to raise that capital through private or public equity financing. Future financing transactions may dilute the value of your investment in this offering. There can be no assurance that such capital will be available on favorable terms, if at all.

     CAPITAL EXPENDITURES. Additions to property and equipment were $1,638,000 in 1997 and $6,127,000 in 1998. Additions relate directly to the number of new stores opened in each year. In 1997, most capital expenditures were funded through general financing activities. In 1998, capital expenditures were funded by $2,139,000 from a preferred stock financing, $2,066,000 from capital leases and notes payable assumed, and $1,922,000 from an acquisition paid for primarily by issuance of preferred stock.

     During 1997, we invested in the construction of four new stores, two of which began operation in 1997 and two of which opened in January of 1998. In addition, we upgraded our point of purchase systems in all stores.

     In addition to opening one new store and adding to its computer systems capability, the majority of 1998 capital expenditures relate to the purchase and renovation of properties acquired in the acquisition of the assets of the Seattle-based bagel retailer. Throughout 1998, the retail locations were renovated and reopened under the Marsee Baking name at a cost of $2,303,000 above the acquisition cost. Additional capital investments of approximately $538,000 were made to convert and equip the Seattle commissary for baking Marsee products.

     Although no assurances can be given, we believe that proceeds from this offering will be sufficient to fund certain planned capital expenditures, including ongoing maintenance and renovation of existing bakery-cafes, and the addition of five new bakery-cafes in the greater Portland and Seattle metropolitan area markets. The cost to acquire and renovate a new store is estimated at approximately $400,000 per location. See "Business--Unit Economics." There are presently no material commitments for capital expenditures in 1999.

     OTHER COMMITMENTS. In connection with the issuance of the Series A Preferred Stock in 1995, the company is obligated to pay cumulative dividends which accrue at the rate of $0.60 per share per year. At December 31, 1998, these dividends were accrued and aggregated approximately $101,000. The amount of accrued dividends at June 1, 1999 is estimated to be approximately $107,000 and are to be paid with proceeds from this offering.

     We lease retail stores, office and commissary facilities under operating leases expiring through the year 2007. These leases contain renewal options and rent escalation clauses. Commitments under these operating leases aggregate $5,382,000, the current portion of which is $1,009,000

     Subsequent to the end of the year, the company entered into an agreement with its principal supplier providing for the payment of approximately $250,000 in respect of past due accounts payable on or before June 30, 1999. The company plans to make such payment from the proceeds of this offering. See "Use of Proceeds."

YEAR 2000 COMPLIANCE
--------------------

     We depend on our networked computer systems to process point of sale transactions, collect transaction data, manage inventory and accounts receivable, and process other financial data on a timely basis. In addition, we use several desktop personal computers in our headquarters office and commissaries. The production equipment in our commissaries is generally not computer or microprocessor controlled.

     We are in the process of assessing the Year 2000 readiness of our internal computer systems. Our retail reporting software is not Year 2000 compliant and the process of upgrading our system will begin in June 1999 at an aggregate cost of approximately $5,000. The required software upgrade is readily available from the system vendor and is expected to be installed in all stores by August 31, 1999. Our general ledger and inventory control systems have been tested and are Year 2000 compliant. In addition, we are in the process of completing our inventory and assessment of our desktop personal computers and will use standard "off the shelf" vendor-supplied upgrades as required. As a result of these activities, we presently believe our internal computer systems will be Year 2000 compliant in a timely manner, but undetected errors may remain. In addition, we cannot be certain that any of the remedial measures adopted will prevent the occurrence of Year 2000 problems, which could have a material adverse affect on our business, financial condition or results of operations.

     We do not employ an electronic order interface with any of our third-party suppliers, and we have initiated communications with our other major suppliers to identify and resolve issues involving Year 2000 compliance. While we expect we will be able to resolve any significant problems with our suppliers, any failure of third parties to resolve any difficulties that arise could have a material adverse effect on our business, financial condition or results of operations.

     No Year 2000 compliance expenses have been incurred to date. All future compliance expenses will be funded from general working capital. Although there can be no assurance, we do not expect the cost of these efforts to be material to our results of operations.

     We currently do not have any contingency plans and have not determined our most reasonably likely worst-case scenario with respect to Year 2000 compliance. We are determining what contingency plans, if any, will be appropriate subsequent to the expected upgrading and testing of all internal systems by August 31, 1999. We are considering contingency plans to address possible business interruptions, including temporary use of manual point of sale devices. We expect any necessary contingency plans to be completed by October 1999. If we are required to implement a contingency plan, such plan could have a material adverse effect on our business, financial condition or results of operations.

                                    BUSINESS

     Marsee Baking owns and operates 18 bakery-cafes in the Pacific Northwest that offer more than 100 artisan bakery products, as well as made-to-order sandwiches, soups and salads, in a friendly, neighborhood atmosphere. Each bakery-cafe operates as a premium bakery, providing a relaxing cafe experience that addresses the morning, lunch and late-afternoon day-parts. For 1998, the six bakery-cafes operating in the company's format for more than a year had average revenue of approximately $790,000 per store. Marsee Baking also distributes its products and builds brand awareness through its wholesale operations, providing specialty retailers and other institutions with a complete line of Marsee Baking products.

     Marsee Baking, which began with one Portland bakery-cafe in 1993, grew to eight bakery-cafes before acquiring additional stores in the greater Portland and Seattle metropolitan areas through an acquisition in early 1998. Nine of the stores acquired were converted to the Marsee Baking concept during 1998 and have been integrated into Marsee Baking's operations. Marsee Baking operates a commissary in each of its two markets that serves as a central production and distribution facility. The commissaries together produce a full line of artisan-baked goods based on authentic recipes for daily distribution to each of the bakery-cafes.

     Marsee Baking believes that it can expand its presence in its current areas of operation and replicate the Marsee Baking concept in other metropolitan areas for the following reasons:

WE OFFER A WIDE         o   Marsee Baking differentiates itself in the
VARIETY OF PREMIUM          bakery-cafe segment of the specialty restaurant
QUALITY, ARTISAN            industry by offering over 100 different varieties of
BAKERY PRODUCTS.            premium quality, artisan-crafted products based on
                            authentic recipes for eat-in or take-out dining. We strive to make every item "stand alone" in quality such that any bakery item by itself might be the product line of a successful bakery or cafe. Marsee
                            Baking's diverse product line includes complex products such as delicate, hand-crafted pastries, slowly fermented breads and gourmet European tortes to satisfy not only varying consumer tastes but also to address different day parts. We believe that a diverse and evolving product menu engenders customer loyalty and encourages repeat business. Our broad range of products creates a competitive advantage over other stores offering a single product line
                            (such as bagels) and over bakeries or cafes that focus only on a single day-part.

OUR CENTRAL             o   Marsee Baking's commissaries, which are
PRODUCTION FACILITIES       strategically located in each market, serve as
SERVE MULTIPLE              central production facilities to Marsee Baking's
OUTLETS AND PROMOTE         bakery-cafes.  The use of central production
COST EFFICIENCIES,          facilities permits better quality control, maximum
PRODUCT QUALITY AND         labor efficiency and higher-volume production of
CONSISTENCY.                baked goods, using modern processes, while adhering
                            to traditional artisan-style baking techniques.
                            Marsee Baking's fresh artisan-baked goods, based on traditional European and American recipes, are provided daily by Marsee Baking's commissaries to all of its bakery-cafes for selected on-site baking
                            (bagels and cookies), for use in a variety of menu items (soups and sandwiches), and for immediate sale. Marsee Baking believes that it will be able to replicate the central commissary concept in other markets.

WE HAVE CREATED A       o   We seek to create an authentic neighborhood cafe
DISTINCTIVE                 atmosphere with upscale decor and uniform interior
DESTINATION THAT            designs that are unique to the Marsee Baking
SUPPORTS OUR BRAND          concept.  Design elements, which may include
IMAGE.                      hammered tin ceilings, slate floors, marble bars,
                            mahogany trim, custom designed cabinetry and display cases, are selected to evoke the charm and elegance of a grand cafe. Items consumed on premises are served on china or glass plates. We believe that our retail bakery-cafes and wholesale distribution work together to reinforce our image as a provider of high quality, artisan-baked goods. The wholesale operation provides Marsee Baking's complete line of baked goods to quality grocery stores, specialty retailers, hotels and fine restaurants to promote our local bakery-cafes and to create brand recognition associated with premium quality baked goods in our markets.

WE HAVE RECRUITED A     o    We have recently recruited a new Chief Executive
NEW, EXPERIENCED             Officer and a new Chief Financial Officer.  Mr.
MANAGEMENT TEAM.             Raymond W. Lindstrom, the company's New Chief
                             Executive Officer, has over 25 years' experience in the specialty restaurant industry, beginning with his role as one of the founders of Restaurants
                             Unlimited, Inc., where he oversaw the rapid-growth of upscale dinner house restaurants. Mr. Lindstrom later joined Cinnabon, a subsidiary of Restaurants
                             Unlimited, Inc., where he led the development of the Cinnabon concept nationwide.

                             In addition, we have also recently recruited a new Chief Financial Officer, Mr. Stephen A. Aanderud, who has experience in the management of rapid-growth manufacturing companies. Mr. Aanderud was the President and Chief Executive Officer of ThrustMaster, Inc., a sophisticated computer toy and accessory manufacturing company, which he helped take public in 1995.

                             The core competencies of the new management team are reinforced by the working knowledge of the founders who remain active in Marsee Baking's operations.

THE MARSEE BAKING       o    We believe that our concept complements today's
CONCEPT COMPLEMENTS          consumer lifestyles and preferences.  The
TODAY'S CONSUMER             bakery-cafe offers a shopping destination for
LIFESTYLE AND                gourmet breads and special occasion cakes, a place
PREFERENCE FOR A             for a light lunch or a relaxing spot for an
HASSLE-FREE,                 afternoon cappuccino.  The bakery-cafe's atmosphere
CONVENIENT AND               is intended to be suitable for takeout or eat-in
AFFORDABLE DINING            dining in a variety of meal occasions.  By offering
EXPERIENCE.                  high quality, artisan-made food, a distinctive
                             atmosphere and superior service, Marsee Baking is able to provide customers with a more authentic dining experience than may be available from other quick-service restaurants in the specialty restaurant industry, without substantially higher prices. Our bakery-cafes provide hassle-free convenience and an affordable indulgence for our customers.

THE MARSEE BAKING       o    Our broad line of complex products, central baking
CONCEPT HAS                  facilities and the high "stand-alone" product
SIGNIFICANT BUILT-IN         quality create barriers to entry to competing
BARRIERS TO ENTRY.           bakery-cafe concepts.  Marsee Baking's complex
                             product line is diverse and difficult to duplicate, in whole or by individual item. The central baking facility requires a significant capital investment and a sufficient critical mass of bakery-cafes to support its operation. Unlike many specialty restaurants, the Marsee Baking concept creates and delivers high quality products on a consistent basis to more stores than is possible through alternative methods. Marsee Baking is also able to stay competitive throughout the day by addressing four sub-businesses: the morning, lunch and late-afternoon day parts, and the specialty take-out segment.

UNIT ECONOMICS
--------------

     We introduced the Marsee Baking concept to the Portland market in 1993 and then to the greater Seattle market in 1998. The operating model, which is based on a central production and multiple outlet model, is intended to be capable of rapid expansion through proven unit economics. In the company's experience, the more mature stores typically have higher unit revenues. For 1998, the six mature Portland-based bakery-cafes had average revenues of approximately $790,000 per unit, average sales of $458 per square foot and an average check of $4.19. The four bakery-cafes that have been in operation for more than 18 months had average revenues of approximately $906,000 per unit, average sales of $610 per square foot and an average check of $4.20 in 1998. Company-wide average revenues for all stores open in 1998, including revenue from the ten newly-acquired stores both before and after conversion to the Marsee Baking format, were $513,730 per unit, average sales were $254 per square foot and the average check was $4.46.

     Our approach to opening new bakery-cafes has been to minimize our required investment by leasing all of our locations. Our bakery-cafes range in size from 360 square feet to 3,600 square feet. Since 1993, our total investment per bakery-cafe, net of landlord contributions, has averaged approximately $350,000 to $375,000, with additional average pre-opening costs per bakery-cafe of approximately $25,000. We expect that most of our planned future bakery-cafes will range in size from 1,500 to 2,200 square feet and that our total investment and pre-opening costs per bakery-cafe will be similar to these historical averages.

EXPANSION STRATEGY AND SITE SELECTION
-------------------------------------

     Marsee Baking intends to continue to expand its operations in both existing and new geographic markets. We have already invested the necessary capital in the commissaries that serve the greater Portland and Seattle metropolitan areas. In addition to serving Marsee Baking's wholesale operations, the Portland commissary is able to serve up to approximately 20 bakery-cafes and the Seattle commissary is able to serve approximately 35 bakery-cafes. We plan to open additional bakery-cafes in the greater Portland and Seattle metropolitan areas to fully utilize the capacities of the central baking facilities. Our expansion plans for 1999 include the opening of up to five new stores in the greater Portland and Seattle metropolitan markets, if adequate financing can be obtained. We expect that new bakery-cafes will be profitable within two months of their opening based on their earnings before interest, taxes, depreciation and amortization.

     Our expansion strategy is to enter a new market with a significant critical mass of stores and wholesale business sufficient to support our central commissary for that market. This expansion strategy presumes that we will quickly become the dominant operator in our niche in the markets we enter. Management will evaluate the company's ability to establish a dominant presence within a particular area to create entry barriers to other bakery-cafe competitors.

     We believe that the location of each bakery-cafe is critical to our long-term success and devote significant effort to finding appropriate sites. Our site selection strategy takes into account a variety of local factors, including anticipated demand and consumer preferences, competition, availability of suitable locations and personnel, local demographics and household income levels, as well as specific site characteristics, such as visibility, accessibility and traffic volume. The "look" of the bakery-cafe is designed to be suitable for any locality, and to provide the perception of an urban neighborhood cafe experience, wherever its actual location. Many of the company's bakery-cafes also feature outdoor cafe seating. The general site location criteria for a neighborhood bakery-cafe are as follows:

     o  1,500-2,200 square feet,
     o  Adequate configuration for retail bakery and cafe use,
     o  Location on morning commute side of major street,
     o  Substantial visibility to vehicular and pedestrian traffic,
     o  Easy in and out access,
     o  Neighborhood setting in residential/commercial area,
     o  Strong weekday lunch business potential (adequate commercial density),
     o  Strong weekend business potential,
     o  Adequate parking,
     o 50,000-70,000 population within a three-mile radius with adequate household incomes, and
     o  Adequate labor pool.

     Our success in implementing our expansion plans will depend, in each case, on our ability to effectively address a number of risks. There can be no assurance that we will be able to open all of our new operations on a timely basis, if at all, or, if opened, that those operations will be operated profitably. See "Risk Factors."

WHOLESALE OPERATIONS
--------------------

     In addition to our retail operations, we sell a complete line of our products in baked form through wholesale distributors that service specialty grocers, restaurants, and institutions. The wholesale distribution arrangement requires the distributor to provide invoicing, collection, customer service and marketing, in addition to daily deliveries and inventory management. By contracting with independent distributors, we have been able to limit wholesale inventory management, additional investment in secondary distribution equipment, and a wholesale marketing and managerial structure to oversee the wholesale accounts, allowing us to focus our managerial and financial resources on growing our retail operations through the bakery-cafes. In addition, we wholesale bagels in frozen, boxed form to major regional food distributors under the Marsee Baking -registered trademark- name and logo, and other brand names.

     In October 1997, we reached an agreement with a warehouse discount chain for the introduction of portable Marsee Baking booths in its discount warehouse stores which are near a Marsee Baking bakery-cafe. These "bread fairs" last four to seven days and are rotated weekly among six store locations in Portland and Seattle. The company hopes to increase brand awareness and to promote the nearby bakery-cafe through the "bread fair" demonstrations. The initial capital investment per traveling booth was approximately $6,000. Annual sales from the bread fairs were $1,071,000 in 1998, which sales are included in our wholesale revenue.

PRODUCTS
--------

     The key product groups are fresh baked goods, made-to-order sandwiches, soups and cafe beverages. Marsee Baking's commissaries supply the bakery-cafes with approximately 100 varieties of fresh baked goods from a selection of more than 200 recipes. These products include the following:

DANISH AND PASTRIES:

    MERENDINE BUN           o Marsee Baking's signature pastry, a flaky butter
                              bun infused with high quality Mexican vanilla
    APPLE CANOE AND         o Flaky butter puff pastries, filled with pastry
      CHERRY FAZOLETTIS       cream and fresh Granny Smith apples or tart sour
                              cherries
    CROISSANTS              o Traditional slow rising, Parisian-style butter
                              croissants in plain, almond- or chocolate-filled
                              flavors
    DANISH                  o Breakfast buns and daytime treats based on
                              delicate danish dough, including orange-glazed blackberry buns, pecan sticky buns and classic cinnamon twists
ARTISAN-CRAFTED BREADS:

    CALABRESE               o A moist porous Italian white bread with a crunchy
                              crust, made with slow rising starters
    OLIVE PUGLIESE          o An Italian bread infused with Kalamata olives and
                              olive oil
    FOCACCIA                o An Italian "pizza bread" infused with extra
                              virgin olive oil, and topped with roasted red
                              peppers, roma tomatoes, artichoke hearts and
                              other toppings
    WHOLE WHEAT WALNUT      o A sourdough whole wheat bread enhanced with
                              toasted walnuts and a hint of malt
    STRUAN                  o A Scottish multigrain bread enhanced with
                              buttermilk, brown rice, wheat berries, and
                              polenta
    SAVORY ONION RYE        o A slow fermented rye bread with caramelized
    BREAD                     onions and exotic Chernuska seeds

BAGELS:                     o Varieties of bagels include traditional flavors
                              of plain, poppy seed, sesame seed and cinnamon raisin, as well as more exotic flavors of orange cranberry, pesto, jalepeno, multigrain, chocolate chip and corn-rye

CAKES AND DESSERTS:

  MARJOLINE CAKES           o A French classic made of four layers of
                              hazelnut-almond meringue cake separated with one layer of velvety chocolate ganache, a layer of praline whipped cream, and a final layer of vanilla whipped cream
  CARROT CAKES              o An old-fashioned American spice cake full of
                              freshly grated carrots, fresh pineapple,
                              toasted walnuts, coconut and currants, iced with a smooth cream cheese icing and decorated with handmade miniature marzipan carrots
  GATEAU OPERA              o Four layers of French almond biscuit cake soaked
                              in espresso syrup, layered with coffee
                              buttercream, and chocolate ganache, then covered with a thin layer of chocolate glaze, and decorated with chocolate espresso beans
  DOLCE FRAGOLE             o An Italian strawberry cake with layers of vanilla
                              genoise filled with berry cream and fresh cut strawberries, and decorated with toasted almonds and glazed strawberries
COOKIES:                    o Classic chocolate chip, Treasure Islands, black
                              and whites, chocolate-dipped coconut macaroons, lemon bars and ginger snaps

Daily assortments also include seasonal scones, muffins, seasonal fresh fruit tarts, petite eclairs and cream puffs. Marsee Baking also has a line of reduced fat and all-natural, sugar-free products for health-conscious customers.


     We also offer light lunch and dinner items, including deli sandwiches, focaccia, Italian-style pannini sandwiches, green salads, pasta salads, and homemade-style soups. Generally, the deli sandwiches are prepared by hand at the bakery-cafe based on the customer's selection, using fresh deli meats and our bread and bagel products. In certain locations, due to space and time constraints, the sandwiches are pre-made. The soups and salads are made fresh from scratch by a gourmet food company and delivered directly to store locations where they are prepared for sale the same day.

     Our bakery-cafes offer most typical espresso drinks, including lattes, mochas, cappuccinos, and americanos. In addition, Marsee Baking offers fruit smoothies and a selection of premium teas, premium juices and other soft drinks. We regularly review and revise our product offerings to respond to changing customer preferences, seasonal opportunities, and to maintain customer interest among our target customer groups.

PRODUCTION AND PRODUCTION FACILITIES
------------------------------------

     The central commissary is designed to provide efficiencies in production and distribution, to ensure product quality and consistency, and to be expandable as the demand for our products grows. The central facilities permit the company to employ modern processes, which enhance quality and consistency, while maintaining the Marsee Baking commitment to artisan breads and other specialty baked goods. Our commissaries operate seven days a week and produce 80 to 120 varieties of baked goods daily based on a recipe book containing more than 200 regional European and American recipes. Recipes are standardized to ensure consistency.

     Marsee Baking seeks to obtain ingredients of high quality at competitive prices from reliable sources. To ensure freshness and quality, maintain low inventory levels and facilitate the preparation of individual menu items, we purchase most of our ingredients in an unprocessed state. To maintain the high quality of our bakery products, we also maintain strict criteria for our recipe ingredients, which often requires importing certain specialty ingredients from distant places, including foreign sources. For example, we import seedless raspberry preserves from France, gourmet chocolate from Belgium and France, natural German fruit compounds, vanilla from Papantla, Mexico. Our purchasing specialist seeks to obtain the lowest possible prices available to us without compromising on quality by negotiating bulk purchasing contracts for a number of the ingredients we use.

     Each stage of the production process is managed by a separate team to increase productivity and protect against the conversion of our proprietary recipes. These stages include weighing, mixing, shaping and baking.

The production staff consists of a production manager and team leaders. The production manager carries responsibility for day-to-day results of production. Each production manager and team leader is required to have significant bakery experience in his or her respective areas of expertise, in addition to other general baking and management skills.

     Most of the baked goods sold at the bakery-cafes are baked at the commissary. Some items, such as bagels and cookies, are baked on the store premises from dough supplied by the commissary. These items are baked in the bakery-cafes to foster the "fresh-baked" concept and create the atmosphere and aroma of an authentic neighborhood bakery. We are currently supplying the Seattle-area stores from the Portland commissary for products other than bagels. After opening additional stores in the Seattle area, we plan to operate the Seattle commissary at full capacity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     We maintain a small fleet of vehicles for delivery of our products to our neighborhood bakery-cafes. All products are packed and delivered before store openings every day to all bakery-cafe locations to provide fresh-baked products for sale and consumption that day.

MANAGEMENT INFORMATION SYSTEMS
------------------------------

     Each bakery-cafe has computerized cash registers to collect point-of-sale transaction data. Our systems include a MICROS point of sale system and a MAS 90 financial and inventory control system. Our computer-based cash register system is also designed to assist in labor scheduling and production management, to provide corporate and retail operations management quick access to retail data and to reduce store managers' administrative time. We use this data to generate daily consolidated reports regarding sales and other trends, as well as detailed profit and loss statements for each bakery-cafe. Additionally, we monitor the average check, customer count, product mix, unused inventory and waste. We continue to assess the Year 2000 readiness of our computer systems. See "Management's Discussion and Analyses of Financial Condition and Results of Operations--Year 2000 Compliance."

MARKETING
---------

     To date, we have not attempted to create brand awareness through extensive advertising; rather, we rely on location, word of mouth, customer satisfaction and promotional sampling programs to encourage trial by new customers and to make existing customers aware of new menu offerings. We have employed an outside marketing consultant to develop a brand image for Marsee Baking by creating a distinctive logo, a characteristic "look" for our bakery-cafes and a uniform product packaging and labeling system. We have produced from time-to-time a colorful "HOLIDAY ORDER GUIDE" for special orders for Thanksgiving, Christmas and Hanukah celebrations, and for gift baskets and specialty cakes during the holiday season. We also attempt to increase our per-location sales through menu development, promotions and by sponsorship of local community, charitable and business organizations.

COMPETITION
-----------

     Our bakery-cafes compete with other local bakeries, grocery stores, and bread-only stores that supply high quality baked goods, and with other restaurants that seek to use quality baked goods to define breakfast, lunch and late-afternoon menus. While we believe that our products and bakery-cafes are distinctive in design and operating concept, other companies may develop restaurants and bakeries that operate with similar concepts. There are, in addition, many well-established regional and national competitors with substantially greater financial, marketing, personnel and other resources than we do, which may provide additional competition for us as we attempt to expand into other geographic locations. Marsee Baking also competes for leased space in desirable locations.

     Despite the presence of these competitors, we are not aware of any Pacific Northwest competitor that is similar to Marsee Baking in terms of the overall concept. We compete primarily with respect to food quality, price-value relationships, ambiance, service and location. We believe that we compete on the basis of value-added experience rather than on price, and that we distinguish ourselves from our other competitors in terms of the quality and variety of baked goods we provide. Management believes that the company's broad and complex product line, the high "stand alone" quality of our products, our central production facilities, and our ability to address multiple day parts create barriers to entry. However, there can be no assurance that the proliferation of non-direct competitors will not have a negative effect on our comparable-store sales growth, product sales mix, or profitability. Competition may have a material adverse effect on us.

     The specialty restaurant business is often affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, consumer confidence in the economy, discretionary spending priorities, the weather, tourist travel, traffic patterns, and the type, number and location of competing restaurants. Changes in these factors could also have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors."

GOVERNMENT REGULATION
---------------------

     Each bakery-cafe is subject to licensing and regulation by state and local health, sanitation, safety, fire, and other departments. Additionally, the specialty restaurant industry in general is subject to extensive federal, state and local government regulations relating to the development and operation of food service outlets, including laws and regulations relating to building and seating requirements, the preparation and sale of food, cleanliness, safety in the work place and accommodations for the disabled. Difficulties in obtaining or failure to obtain the required licenses or approvals could adversely affect currently operating bakery-cafes and could delay or prevent the development of a new bakery-cafe in a particular area or location. Our Portland and Seattle commissaries are subject to various federal, state and local environmental regulations, and the operation of our trucks is subject to Department of Transportation regulations. To date, compliance with applicable environmental regulations and Department of Transportation regulations has not had any material effect on our capital expenditures, earnings or competitive position.

     We are also subject to state and federal labor laws that govern our relationship with our employees, such as minimum wage requirements, overtime and working conditions, citizenship requirements and prohibitions against discrimination. Significant numbers of our food service and commissary personnel are paid at rates governed by the state minimum wage laws. Accordingly, further increases in the minimum wage will increase our labor costs.

     The development and construction of additional commissaries and bakery-cafes will be subject to compliance with applicable zoning, land use and environmental regulations. There can be no assurance that we will be able to obtain necessary licenses or other approvals on a cost effective and timely basis to construct and develop commissaries and bakeries in the future.

TRADEMARKS
----------

     The "Marsee Baking" name is of material importance to us, and we have registered the name and our logo as a trademark with the United States Patent and Trademark Office. We also own the "BagelMax" trademark. We regard our trademarks and related rights as having substantial value and as being an important factor in the marketing of Marsee Baking bakery-cafes and branded items.

EMPLOYEES
---------

     As at December 31, 1998 we had 382 employees, of whom 12 were employed in general and administrative functions principally at or from our executive offices in Portland, Oregon; approximately 75 of whom were employed at the Portland commissary; approximately 30 of whom were employed at the Seattle commissary; and approximately 265 of whom were employed in the retail and wholesale operations. A significant number of employees at the retail outlets work part-time. The full-time equivalent number of employees working in these operations is 151. None of our employees is represented by a labor union. We consider our employee relations to be good.

PROPERTIES
----------

     All bakery-cafes are located in leased premises with typical lease terms ranging from five to seven years, with one or two five-year renewal options. Current leases in force expire between December 31, 1999 and December 31, 2007. The leases typically have a minimum base occupancy charge, as well as charges for a proportionate share of building operating expenses and real estate taxes. We do not anticipate any difficulties renewing existing leases as they expire. However, there can be no assurance that we will be able to renew any leases on favorable terms, if at all. Our inability to renew a particular lease or closure of a facility subject to a long-term non-cancelable lease could have a material adverse effect on our business, financial condition and results of operations.

     In 1995, we established our Portland commissary and headquarters in Northwest Portland. The executive offices occupy approximately 2,000 square feet and the commissary occupies approximately 8,800 square feet, including 1,600 of additional office space. The headquarters lease expires in 2000 and the commissary lease expires, assuming exercise of renewal options, in 2005. We assumed a lease for 13,000 square feet for the Seattle commissary. The lease term expires in January 2002.

     The following table provides certain information about our bakery-cafe locations as of April 30, 1999.

                                                                                                   SIZE
                  LOCATION                                 CITY          MONTH/YEAR OPENED      (SQ. FT.)
         ----------------------------------------------------------------------------------------------------

           Oregon
           ------
              NW 23rd                                    Portland           January 1993             2,800
              Pioneer Tower                              Portland           January 1994               360
              SE Bybee Street                            Portland          November 1994             1,479
              Portland International Airport             Portland           October 1995             1,300
              A Street                                 Lake Oswego           July 1997               2,188
              SW Alder Street                            Portland           October 1997             2,224
              SW Pine Street                             Portland           January 1998             1,543
              NE Broadway                                Portland           January 1998             3,600
              Tanasbourne Town Center                   Hillsboro            March 1998              2,000
              City Hall                                  Portland            April 1998                633
              Sherwood Market Center                     Sherwood            May 1998*               2,361
              Liberty Plaza                               Salem              July 1998*              2,146

           Washington
           ----------
              Main Street Market Place                   Bellevue           April 1998*              1,600
              NE 10th                                    Bellevue            May 1998*               2,482
              Crossroads Shopping Center                 Bellevue           August 1998*             2,000
              Factoria Plaza                             Bellevue            August 1998*            2,461
              Commons at Issaquah                        Issaquah         September 1998*            2,200
              Five Corners Shopping Center                Burien          September 1998*            2,600
                                                                                                   -------

                                                                               Total                35,977

         ------------------------------------------------------
         *Date converted to Marsee Baking format.

     We consider our physical properties to be in good operating condition and suitable for the purposes for which they are used.

                                   MANAGEMENT

     The following table sets forth certain information with respect to our executive officers and directors as of the date of this prospectus.


DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------

     Name                                   Age       Position
     ----                                   ---       --------

     Raymond W. Lindstrom                   55        Chairman of the Board, President and Chief Executive Officer

     Stephen A. Aanderud                    50        Chief Financial Officer and Assistant Secretary

     Howard J. Wasserteil                   49        Executive Vice President, Secretary, Director and Founder

     Joann E. Vazquez                       37        Vice President of Product Development and Founder

     Karlin M. Conklin                      41        Vice President of Bakery Operations

     Robert E. Schneider, PhD               51        Director and Founder

     Gerald W. Frank                        75        Director

     Joseph F. Tanous                       50        Director

     Raymond Zimmerman                      66        Director


     All directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. With the exception of Mr. Lindstrom, Mr. Aanderud, Mr. Wasserteil and Ms. Vazquez, who have employment agreements with the company, our executive officers are appointed and serve at the discretion of the Board of Directors. There are no family relationships among any of our directors, executive officers, or key personnel.

     RAYMOND W. LINDSTROM has served as Marsee Baking's Chairman of the Board and Chief Executive Officer since November 1998 and as President since January 1999. From January 1997 to present, Mr. Lindstrom has served as a member of our Board of Directors. He served as President of Coachmaster International from July 1996 to November 1998. From January 1994 to June 1996, Mr. Lindstrom served as President and Chief Executive Officer of Restaurants Unlimited, Inc., which operated the Cinnabon concept.

     STEPHEN A. AANDERUD has served as Chief Financial Officer and Assistant Secretary of the company since April 1, 1999 and previously served as a financial consultant to the company since January 1999. From 1994 to 1998, he served as President, Chief Executive Officer and Director of ThrustMaster, Inc., a computer toy and accessories manufacturing company. From 1993 to 1994, he also served as Vice President, Chief Financial Officer and Secretary of ThrustMaster.

     HOWARD J. WASSERTEIL is a co-founder of the company and has served as our Secretary and a director since our founding in June 1992. He has served as Executive Vice President since February 1997. He has also served as President of the company from June 1995 to February 1997 and as Vice President from June 1992 to June 1995

     JOANN E. VAZQUEZ is a co-founder of the company and has served as our Vice President of Product Development since January 1995. Before that, she served as our lead baker and production manager from January 1993 to January 1995. Ms.

Vazquez graduated from San Francisco City College of Hotel and Restaurant Management and continued her education as a bakery apprentice in Florence, Italy, at the II Fornaio Bakery. She helped open the first bakeries for that company in the United States, and was a contributing author to its cookbook, THE II FORNAIO BAKING BOOK. She served as head pastry chef for several hotels and specialty bakeries in the San Francisco area before joining Marsee Baking.

     KARLIN M. CONKLIN has served as our Vice President of Bakery Operations since September 1997. Before joining Marsee Baking, Ms. Conklin served as business improvement manager for Stream/R.R. Donnelley Financial, overseeing operations and customer service from February 1996 to September 1997. During 1995, she served as general manager of Nor' Wester Brewing Company. From 1992 to 1994, Ms. Conklin served as director of the University of Oregon Lundquist Center for Entrepreneurship.

     ROBERT E. SCHNEIDER, PH.D. is a co-founder of the company and has served as a director since our founding in June 1992. From February 1997 to December 1998, he was our Executive Vice President of Quality Assurance, Product Development and Retail Merchandise and, from June 1992 to December 1998, he served as our Chairman of the Board. From June 1995 to February 1997, Dr. Schneider served as our Chief Executive Officer. From June 1992 to June 1995, he served as our President. Dr. Schneider is a practicing psychologist.

     GERALD W. FRANK has served on the company's Board of Directors since January 1997. He currently serves as chairman of the Oregon Tourism Commission, a post he has held since 1996, and as a director of The Coast Airways, since 1997. Mr. Frank is also the president of Gerry's Frankly Speaking, Inc., and a co-owner of Gerry Frank's Konditorei restaurant since 1982. Mr. Frank has previously served on the board of directors of U.S. Bancorp from 1960 to 1994 and on the board of directors of Standard Insurance Company from 1962 to 1995.

     JOSEPH F. TANOUS has been a member of our Board of Directors since February 1999. He has served as chairman of the board of Templex, Inc., a telecommunications equipment company, since August 1997. He is also a director of Infinite Pictures, Inc., a position he has served since September 1997, and a director of Cascade Oncogenics, a position he has held since June 1996. Mr. Tanous is also a partner in Bison Ventures, a venture capital fund, which he co-founded in 1993.

     RAYMOND ZIMMERMAN has served on our Board of Directors since May 1998. Mr. Zimmerman served as Chairman of Service Merchandise Co., Inc., a national merchandising business, from 1981 to April 1998, and from January 1999 to date. He was also its Chief Executive Officer from 1984 until April 1997. Mr. Zimmerman is also currently a director of The Limited, Inc.

BOARD COMMITTEES
----------------

     Our Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the internal accounting procedures of the company and consults with and reviews the services provided by our independent accountants. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the company, and will establish and review general policies relating to compensation and benefits of our employees. The members of the Audit Committee are Mr. Tanous and Dr. Schneider. The members of the Compensation Committee are Messrs. Tanous, Frank and Zimmerman.

DIRECTOR COMPENSATION
---------------------

     We reimburse each member of our Board of Directors for out-of-pocket expenses incurred in connection with attending board meetings. No member of our Board of Directors currently receives any additional cash compensation.

     In consideration for their services as directors, in March 1998, we granted to each of Messrs. Frank and Lindstrom options to purchase 20,000 shares of common stock and to each of Dr. Schneider and Messrs. Tanous and Wasserteil options to purchase 10,000 shares of common stock. These options have an exercise price of $1.00 per share. The shares underlying these options vest over a four-year period commencing on the date the director joined the board. In December 1998, contingent upon their continued service as directors (or the commencement of service in the case of Mr. Tanous), we granted to Messrs. Tanous, Wasserteil and Zimmerman, and Dr. Schneider non-qualified stock options to purchase the following number of shares of common stock: Tanous (30,000 shares), Wasserteil, (10,000 shares), Zimmerman, (10,000 shares), and Dr. Schneider (2,500 shares). These options are fully vested upon grant and have an exercise price of $1.00 per share. Mr. Lindstrom received additional stock options under the 1997 and 1998 Plans in connection with his employment as President and Chief Executive Officer. See "--Executive Compensation."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS
----------------------------------------------------

     We have adopted provisions in our articles of incorporation and bylaws that will limit the liability of our directors to the fullest extent permitted by the Oregon Business Corporation Act. Pursuant to such provisions, no director will be liable to the company or its shareholders for monetary damages for breaches of certain fiduciary duties as a director of the company. The limitation of liability will not affect a director's liability for a breach of the director's duty of loyalty to the company or its shareholders, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, any unlawful distributions, or a transaction from which the director receives an improper personal benefit. The limitation of liability also will not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our articles of incorporation will permit and our bylaws will require us to indemnify officers and directors to the fullest extent permitted by law. We have also entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the company, arising out of the person's services as a director or executive officer of the company or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons based on the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

EXECUTIVE COMPENSATION
----------------------

     The following table sets forth information concerning the compensation we paid during the year ended December 31, 1998 to Mr. Lindstrom, our current Chairman, President and Chief Executive Officer, and Mr. Barnett, our former President and Chief Executive Officer (collectively, the "Named Executive Officers "):

                                           ANNUAL COMPENSATION   LONG TERM COMPENSATION
                                           -------------------   ----------------------
                                                                         AWARDS
                                                                         ------

                                                                  Securities Underlying        All other
                                                  Salary              Options/SARs            compensation
   Name and Principal Position     Year            ($)                     (#)                    ($)
  -------------------------------------------------------------------------------------------------------------

     Raymond W. Lindstrom,
       Chairman, President and
       Chief Executive Officer    1998           $ 18,750(1)              540,000                 $450(2)

     Brad K. Barnett,
       former President and
       Chief Executive Officer    1998            122,243               161,666(3)                 --


     -------------------------
1 Reflects $150,000 annualized salary of Mr. Lindstrom, whose employment with the company began on November 15, 1998.
2 Reflects a monthly car allowance of $300 for 1 1/2 months of service.
3 Subsequent to year end, the company and Mr. Barnett agreed to replace 100,000 of these options with new options to purchase 60,000 shares of common stock at $1.00 per share as part of Mr. Barnett's separation from the company.

     The following table sets forth information concerning the individual grants of stock options made during the year ended December 31, 1998 to the Named Executive Officers:

                                  NUMBER OF SECURITIES        PERCENT OF TOTAL OPTIONS
                                   UNDERLYING OPTIONS         GRANTED TO EMPLOYEES IN    EXERCISE      EXPIRATION
            NAME                      GRANTED (#)                    FISCAL YEAR          ($/SH)         DATE
            ----                      -----------                    -----------          ------         ----

Raymond W. Lindstrom                     140,000                        12%                 $1.00       12/17/08
                                         200,000                        17                   7.00       12/17/08
                                         200,000                        17                  11.00       12/17/08

EMPLOYEE BENEFIT PLANS
----------------------

     1993 PLAN. In 1993, we adopted a Non-Qualified Stock Option Plan to grant non-qualified options to our key employees, directors, officers and consultants to acquire up to 100,000 shares of our common stock. The 1993 Plan was amended in 1996 to increase the number of shares available from 100,000 to 150,000 shares of common stock. Options to purchase 96,908 shares of common stock were granted under the 1993 Plan before its termination on February 4, 1997. The options outstanding under the 1993 Plan at the time of its termination remain outstanding and exercisable by the optionees until the expiration of the specific option term. The Board cannot make new grants under the 1993 Plan.

     1997 PLAN. On February 4, 1997, our Board of Directors adopted a more comprehensive plan called the 1997 Stock Option/Issuance Plan. The Board adopted the 1997 Plan to allow the company to grant incentive stock options as well as non-qualified stock options. ISOs are entitled to provide a more favorable treatment under federal and state tax laws. As originally adopted, the 1997 Plan reserved 400,000 shares of common stock for issuance under it, subject to shareholder approval. The Board amended the Plan, again subject to shareholder approval, on November 5, 1997 (the "Plan Amendment") to increase the number of shares available under the 1997 Plan from 400,000 to 700,000 shares. Our shareholders approved the 1997 Plan and the Plan Amendment at the annual shareholders meeting held on January 22, 1998.

     The 1997 Plan provides for the issuance of stock options or shares to eligible participants. Eligible participants include officers, directors, key employees of or consultants to the company. The 1997 Plan is administered by the Board of Directors, or in its discretion, by a committee of not less than two directors. The board established the terms and conditions of options granted under the 1997 Plan, including the number of shares subject to the options, the exercise price of the options, and the time at which these options become exercisable. Options granted under the 1997 Plan are not transferable by the optionee other than by will or the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by the optionee. The terms of options issued under the 1997 Plan may not exceed 10 years. As of the date of this prospectus, options to purchase up to 479,187 shares of common stock have been granted under the 1997 Plan at an exercise price of $1.00 per share. All of the options are immediately exercisable, but the option shares, once acquired, are subject to repurchase by the company at the exercise price paid per share. Our repurchase right lapses with respect to a portion of the option shares according to the optionee's vesting schedule. Most of these options are subject to three-, four- or five-year vesting provisions.

     1998 PLAN. In December 1998, we adopted the 1998 Nonqualified Stock Option Plan. The purpose of the 1998 Plan is to promote the interests of the company by providing eligible employees, directors, officers, consultants, agents, advisors, and independent contractors of the company with the opportunity to participate in its growth and success, through ownership of equity interests in the company. The Board of Directors has reserved a total of one million shares of common stock under the 1998 Plan. The 1998 Plan is administered by the Board of Directors, or in its discretion, by a committee of not less than two directors. The Board established the terms and conditions of options granted under the 1998 Plan, including the number of shares subject to the options, the exercise price of the options, and the time at which the options become exercisable. Options granted under the 1998 Plan are not transferable by the optionee other than by will or the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by the optionee. The terms of options issued under the 1998 Plan may not exceed 10 years. As of the date of this prospectus, options to purchase up to 765,750 shares of the company's common stock have been granted under the 1998 Plan at exercise prices of $1.00, $3.00, $6.00, $7.00 and $11.00 per share. All of the options are immediately exercisable and some are subject to a repurchase right by the company that lapses with respect to a portion of the option shares according to the optionee's vesting schedule. Most of these options are subject to three-, four- or five-year vesting provisions.

     CORPORATE TRANSACTIONS. In the event of certain corporate transactions, such as a merger or sale of the company, each option outstanding under the 1993, 1997 and 1998 Plans will terminate upon the consummation of the corporate transaction and cease to be exercisable, unless assumed by the successor corporation or parent of the company. In connection with any corporate transaction, the Board of Directors may, at its discretion, (1) accelerate each or any outstanding option under the 1993, 1997 and 1998 Plans so that each option shall become fully exercisable, (2) arrange for each or any outstanding option to be assumed by the successor corporation or parent of the company, (3) arrange for the option to be replaced by a comparable cash incentive program of the successor corporation or (4) take none of the actions described in clauses
(1), (2) or (3) above and allow the option to terminate.

     401(K) PLAN. Marsee Baking maintains a 401(k) tax-qualified employee savings and retirement plan covering all employees who satisfy certain eligibility requirements relating to minimum age and length of service. Based on the terms of the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan is intended to qualify under
Section 401 of the Internal Revenue Code so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable until withdrawn. The 401(k) Plan is available to our executive officers on terms not more favorable than those offered to other employees.

EMPLOYMENT AGREEMENTS
---------------------

     We have entered into an employment agreement, effective as of January 1, 1999, with Raymond W. Lindstrom for a two-year term. The agreement provides for the continued employment of Mr. Lindstrom as our President and Chief Executive Officer at a base salary of $150,000 per year. Mr. Lindstrom is also provided with an automobile expense allowance of $300 per month. Up to 50% of his base salary may be deferred at Mr. Lindstrom's sole discretion until the earlier of the company obtaining equity financing of $1,000,000 or more, including this offering, or October 1, 1999. The base salary will increase to $200,000 per year on the earlier of (1) two consecutive months during which the company achieves earnings before interest, taxes, depreciation and amortization of 10% or more of gross revenues, or (2) October 1, 1999.

     As further compensation, the agreement provides Mr. Lindstrom with the following stock options:

     o An incentive stock option to purchase up to 140,000 shares of common stock at an exercise price equal to the fair market value of the common stock at the time of grant ("Grant I");
     o A nonqualified stock option to purchase up to 200,000 shares of common stock at an exercise price of $7.00 per share ("Grant II"),
     o A nonqualified stock option to purchase up to 200,000 shares of common stock at an exercise price of $11.00 per share ("Grant III"); and
     o A nonqualified stock option to purchase up to 100,000 shares of common stock upon the company achieving EBITDA of 10% of gross revenues or more for three consecutive months during 1999 or 2000, at an exercise price equal to the fair market value at the time the option is earned ("Grant IV").

     Grants I, II and III will vest over a 48-month period. Grant IV will vest fully as of the date it is earned. Mr. Lindstrom is also eligible for a cash incentive bonus equal to 40% of his base salary upon meeting performance goals to be determined by the Board of Directors. If we terminate Mr. Lindstrom's employment without cause, the option shares underlying Grants I, II and III will become vested through the end of the two-year term of his employment agreement.

     We have also entered into an employment agreement with Howard Wasserteil for a three-year term ending July 12, 1999. Under the agreement, Mr. Wasserteil will continue his full-time employment as our Executive Vice President at an annual salary of $86,400. In addition to cash compensation, Mr. Wasserteil received a stock option to purchase up to 10,000 shares of the company's common stock on each of December 31, 1996 and December 31, 1997 at an exercise price of $1.00 per share.

     Other material terms of the Wasserteil employment agreement include:

     o Our agreement to consider paying cash bonuses, granting additional stock options and increasing the salary payable to Mr. Wasserteil if certain financial performance goals (to be agreed upon) are met;
     o Payment of six months severance to Mr. Wasserteil if he is terminated by us without "cause" (as defined in the agreement) after the three-year term;
     o In the event of Mr. Wasserteil's death or permanent disability or upon his termination without cause, the payment of his salary through the end of the three-year term and an additional six months of severance pay;
     o Our right to terminate the employment agreement if Mr. Wasserteil is terminated for "cause" and to pay only his accrued salary and benefits through the termination date; and
     o Our agreement to carry life and disability insurance policies on Mr. Wasserteil in sufficient amounts to meet the obligations described above.

     We are a party to an Amended Employment and Stock Grant Agreement with Joann Vazquez, Vice President of Product Development, dated April 9, 1999. In the agreement, Ms. Vazquez has granted to the company an irrevocable, perpetual royalty-free license to use her proprietary recipes which she owned prior to her employment with us. All recipes, processes and techniques developed by Ms. Vazquez during her employment will become the property of the company. The agreement prohibits Ms. Vazquez from engaging in the following conduct for a period of two years following her termination if we terminate her employment for "cause" (as defined in the agreement):

     o  Competing with the company, directly or indirectly;
     o  Making disparaging statements about the company or its products; and
     o  Soliciting any employee of the company for employment elsewhere.

     In addition, Ms. Vazquez is prohibited from engaging in the following conduct, regardless of time restrictions or whether the termination is with or without cause:

     o Disclosing any of our proprietary and confidential information (as defined in the agreement); and
     o  Using our proprietary and confidential information.

     Effective December 31, 1998, Mr. Barnett resigned from his position as our President and Chief Executive Officer. We and Mr. Barnett entered into a Separation Agreement and Release, dated March 12, 1999, in which, in exchange for a release of all claims by Mr. Barnett, we agreed to pay his semi-monthly salary of $5,208 for a period of six months or until he begins employment elsewhere, whichever is earlier. The Separation Agreement also terminates his existing stock options to purchase 100,000 shares of common stock and replaces them with fully vested stock options to purchase 60,000 shares of common stock under the 1998 Plan at an exercise price of $1.00 per share.

                              CERTAIN TRANSACTIONS

SHAREHOLDER LOANS
-----------------

     As of December 31, 1998, we owed certain directors, officers and their family members a total of approximately $229,000 for sums advanced to the company over the past several years. Most of the loans were made to finance new stores and to provide for general corporate purposes. The following table sets forth the names of the lenders who have made loans to the company in excess of $60,000 in the aggregate, the balance owing as of December 31, 1998, the interest rates and their maturity dates.


                                BALANCE AS OF                        MATURITY
                LENDER        DECEMBER 31, 1998     INTEREST           DATE
                ------        ------------------    ---------          ----


        Howard J. Wasserteil       92,601             20.42%       June 30, 1999
                                   36,682              *            May 31, 1999
        Robert E. Schneider        34,957             17.50        June 30, 1999
                                   38,947              *               Demand

    ------------------------------------
    *These promissory notes, which secure the payment of certain credit card debts incurred by Mr. Wasserteil and Dr. Schneider on behalf of the company, have varying interest rates based on the agreements with the credit card companies. We are required to make monthly payments of principal and interest directly to these credit card companies.

     We believe that all of the transactions described above were made on terms no less favorable to the company than could have been obtained from unaffiliated third parties. Any future transactions between the company and its officers, directors, and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to the company than could be obtained from unaffiliated third parties.

WARRANT GRANTS FOR BANK LINE AND LETTER OF CREDIT GUARANTEES
------------------------------------------------------------

     In October 1997, we arranged for a working capital line of credit of $250,000 with a domestic bank. To secure the line of credit, John Durbetaki, a former director, and Joseph Tanous, a current director, guaranteed the line of credit. As consideration for providing the guarantees, we granted to each of Messrs. Durbetaki and Tanous a warrant to purchase up to 5,000 shares of common stock at an exercise price of $1.00 per share. The warrants expire on November 4, 2004. In addition, we entered into a Contribution and Indemnity Agreement with the guarantors that provides for the sharing of liability between guarantors if the bank elects to enforce the guarantees. Further, we have agreed based on the agreement (1) to indemnify the guarantors against any losses, liability and expenses resulting from the collection on the guarantees by the bank, and (2) to use our best efforts to remove the guarantees by November 1, 2000. On April 29, 1999, Mr. Tanous agreed to personally guarantee an increase in the amount of our working capital line of credit up to $750,000, for which he received 150,000 shares of common stock.

     In May 1998, we obtained equipment lease financing secured by a letter of credit. The letter of credit is, in turn, secured by the personal guarantees of Messrs. Durbetaki and Tanous and by $108,000 in restricted cash provided by a shareholder. In consideration for the cash, the shareholder received 3,323 shares of Series C Preferred Stock and, in April 1998, he received a warrant to purchase 5,000 shares of common stock at an exercise price of $3.00 per share. As consideration for the personal guarantees, in April 1999, Messrs. Durbetaki and Tanous each received a warrant to purchase 5,000 shares of common stock at an exercise price of $3.00 per share. The warrants expire on November 1, 2004.

WARRANT GRANTS FOR LEASE GUARANTEES
-----------------------------------

     Mr. Howard J. Wasserteil and Dr. Robert E. Schneider, and their respective spouses, have personally guaranteed certain real property leases and corporate loans to the company. In consideration for these personal guarantees, Mr. Wasserteil and Dr. Schneider received warrants to purchase 48,235 and 44,230 shares of the company's common stock, respectively, at an exercise price of $1.00 per share. The warrants expire on November 1, 2004.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 30, 1999, the number and percentage of outstanding shares of common stock beneficially owned by all persons that own beneficially more than 5% of the company's common stock, by each director and executive officer of the company individually and by all directors and executive officers of the company as a group, and as adjusted to reflect the sale of all of the shares of common stock sold in this offering (assuming that none of the shares are purchased by these persons).

                                                    BEFORE OFFERING                         AFTER OFFERING
                                                    ---------------                         --------------
NAME AND ADDRESS OF BENEFICIAL           SHARES BENEFICIALLY    % OF COMMON     SHARES BENEFICIALLY     % OF COMMON
OWNER OR IDENTITY OF GROUP(1)                  OWNED(2)     STOCK OUTSTANDING(3)      OWNED(2)       STOCK OUTSTANDING(4)
---------------------------                    --------     --------------------      --------       --------------------

Raymond W. Lindstrom(5)                        561,666               27.0%            561,666                9.5%
Howard J. Wasserteil(6)                        422,401               25.8             428,737                7.4
Robert E. Schneider, Ph.D.(7)                  418,396               25.8             418,396                7.2
Joseph F. Tanous(8)                            285,000               17.4             388,743                6.9
Raymond Zimmerman(9)                            10,000                *               348,981                6.5
Gerald W. Frank(10)                             24,333                1.6              27,469                *
Gary S. Holmes(11)                              10,000                *               348,932                6.5
Roitenberg Investments, Inc.(12)                10,000                *               349,004                6.5
All executive officers and                   1,997,368               76.2%          2,449,564               33.3
  directors as a group (9 persons)

----------------------------
   1 All of the executive officers and directors can be reached at the address of the company: 2287 NW Pettygrove, Portland, Oregon 97210. The address for Mr. Holmes is 2575 University Avenue West, St. Paul, Minnesota 55114-1024, and for Roitenberg Investments is 5500 Wayzata Blvd., #1065, Minneapolis, Minnesota 55416.
   2 Beneficially owned shares include shares which may be acquired (i.e., through exercise of warrants or options) within 60 days of April 30, 1999.
   3 The percentage ownership before the offering is based on 1,521,761 shares of common stock outstanding.
   4 The percentage of ownership after the offering is calculated based on 5,366,470 shares outstanding, which includes the 1,750,000 shares of common stock sold in this offering, the conversion of all Series A, B, C and D Preferred Stock into 2,077,421 shares of common stock, and the payment of accrued Series D Preferred Stock dividends by the issuance of 17,288 shares of common stock.
   5 Mr. Lindstrom is the beneficial owner of options to purchase 561,666 shares of common stock.
   6 Mr. Wasserteil is the beneficial owner of options and warrants to purchase 112,900 shares of common stock.
   7 Dr. Schneider is the beneficial owner of options and warrants to purchase 98,396 shares of common stock.
   8 Upon the closing of the offering, Mr. Tanous will receive approximately 98,743 shares of common stock from the conversion of his Series B and Series C Preferred Stock. Mr. Tanous is also the beneficial owner of options and warrants to purchase 120,000 shares of common stock.
   9 Upon the closing of the offering, Mr. Zimmerman will receive approximately 333,828 shares of common stock from the conversion of his Series C and D Preferred Stock and 5,186 shares of common stock as Series D Preferred Stock dividend. Mr. Zimmerman is also the beneficial owner of options to purchase 10,000 shares of common stock.
   10 Mr. Frank is the beneficial owner of options to purchase 24,333 shares of common stock. Upon the closing of the offering, Mr. Frank will receive 3,163 shares of common stock from the conversion of his Series C Preferred Stock.
   11 Upon the closing of the offering, Mr. Holmes will receive approximately 333,746 shares of common stock from the conversion of his Series C and D Preferred Stock and 5,186 shares of common stock as Series D Preferred Stock dividend. Mr. Holmes is also the beneficial owner of options to purchase 10,000 shares of common stock.
   12 Upon the closing of the offering, Roitenberg Investments, Inc. will receive approximately 333,818 shares of common stock from the conversion of its Series C and D Preferred Stock and 5,186 shares of common stock as Series D Preferred Stock dividend. It is also the beneficial owner of options to purchase 10,000 shares of common stock.

                            DESCRIPTION OF SECURITIES

   The authorized capital stock of the company is 19,000,000 shares, consisting of 15,000,000 shares of common stock, no par value, and 4,000,000 shares of preferred stock, no par value. Upon the closing of the offering, all shares of Series A, B, C and D Preferred Stock currently outstanding will be converted to common stock, and no shares of preferred stock will be outstanding.

COMMON STOCK
------------

     As of December 31, 1998, there were 868,961 shares of common stock outstanding. Following this offering, 5,366,470 shares of common stock will be issued and outstanding. See "Capitalization." Holders of common stock are entitled to one vote per share on all matters on which shareholders are entitled to vote. Because holders of common stock do not have cumulative voting rights or other preemptive or subscription rights, the holders of a majority of the shares of common stock can elect all of the members of the Board of Directors. The common stock is not redeemable by the company. Holders of shares of common stock are entitled to any dividends as may be declared by the Board of Directors out of legally available funds. If the company is liquidated, dissolved or wound up, the holders of the common stock are entitled to receive pro rata of all of the company's assets available for distribution to its shareholders after payment of liquidation preferences of any outstanding shares of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK
---------------

     OUTSTANDING PREFERRED STOCK. The rights, designations, preferences, privileges, qualifications and restrictions of the currently outstanding shares of Series A, B, C and D Preferred Stock are described in our articles of incorporation and certificates of designations, as amended, which documents have been filed as exhibits to the registration statement of which this prospectus is a part. Effective upon the closing of the offering, all outstanding shares of Series A, B, C and D Preferred Stock will be automatically converted into the number of shares of common stock required by their respective conversion ratios (after giving effect to anti-dilution adjustments) set forth below, and no shares of preferred stock of any series will be outstanding upon the closing of the offering.

                         Authorized      Shares       Conversion       Shares of common stock
         Designation       shares      outstanding       ratio         issuable upon conversion
         ----------        ------      -----------       -----         ------------------------

         Series A               100,000        52,667       1:1                     52,667

         Series B               510,575       510,575    1:1.02396                 522,808

         Series C               168,000       129,121    1:10.30227              1,330,239

         Series D                22,507        16,667    1:10.30227                171,707


     The effect of the conversion of the outstanding series of preferred stock into common stock is to reduce the proportionate interest in the company held by the holders of the outstanding shares of common stock prior to the offering. See "Dilution."

     BLANK CHECK PREFERRED STOCK. Subject to the provisions of the amended and restated articles of incorporation, which will become effective upon the closing of the offering, and to the limitations prescribed by law, the Board of Directors will have the authority, without further action by the shareholders, to issue up to 4,000,000 shares of preferred stock in one or more series. The Board of Directors will have the power and authority to fix the rights, designations, preferences, privileges, qualifications and restrictions of the preferred stock, including the number of shares, dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The company has no present plans to issue any shares of preferred stock.

     One of the effects of the existence of undesignated preferred stock is to enable the Board of Directors to render more difficult or to discourage a third party's attempt to obtain control of Marsee Baking by means of a tender offer, proxy contest, merger, or otherwise, which thereby protects the continuity of our management. The issuance of shares of preferred stock may also discourage a party from making a bid for the common stock because the issuance may adversely affect the rights of the holders of common stock. For example, preferred stock issued by the company may rank prior to the common stock as to dividend rights, liquidation preference, or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage or delay bids for the common stock or may otherwise adversely affect the market price of the common stock.

WARRANTS
--------

     PURCHASE WARRANTS SOLD IN THIS OFFERING. The following is a brief summary of certain provisions of the purchase warrants, but the summary does not purport to be complete and is qualified in all respects by reference to the actual text of the purchase warrant agreement between the company and ChaseMellon Shareholder Services, Inc., the transfer agent. A copy of the purchase warrant agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. You are urged to read the purchase warrant agreement in its entirety. See "Where You Can Find More Information."

     EXERCISE PRICE AND TERMS. Each purchase warrant entitles its holder to purchase, at any time from the closing date of this offering through the fifth anniversary of this offering, one share of common stock of the company at a price of $5.00 per share, subject to adjustment according to the antidilution and other provisions referred to below. The purchase warrants will expire on the fifth anniversary of this offering.

     The holder of a purchase warrant may exercise the purchase warrant by surrendering the certificate representing the purchase warrant to the transfer agent, with the subscription form on the reverse side of the certificate properly completed and executed, together with payment of the exercise price. Subject to prior redemption as described below, the purchase warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the purchase warrants. No fractional shares will be issued upon the exercise of the purchase warrants.

     If a market for the purchase warrants develops, the holder may sell the purchase warrants instead of exercising them. There can be no assurance, however, that a market for the purchase warrants will develop or continue. If the company is unable to qualify for sale in particular states the common stock underlying the purchase warrants, holders of the purchase warrants residing in such states and desiring to exercise the purchase warrants will have no choice but to sell such purchase warrants or allow them to expire. See "Risk Factors."

     After the offering, the purchase warrants are subject to redemption by the company upon 30 days' prior written notice at $0.25 per purchase warrant if the closing bid price of the common stock, as reported on the Nasdaq SmallCap
Market or as reported on a national or regional securities exchange, for 30 consecutive trading days ending within ten days of the notice of redemption, averages in excess of $10.00 per share, subject to adjustment. The company is required to maintain an effective registration statement with respect to the common stock underlying the purchase warrants as a condition to redemption of the purchase warrants. Before the first anniversary of the closing date of the offering, the purchase warrants will not be redeemable by the company without the written consent of the underwriter. If the company exercises the right to redeem the purchase warrants, the purchase warrants will be exercisable until the close of business on the date for redemption fixed in the notice. In that event, any purchase warrant holder may either (1) exercise the purchase warrants and pay the exercise price at a time when it may be less advantageous economically to do so, or (2) accept the redemption price in consideration for cancellation of the purchase warrant, which could be substantially less than the market value of the purchase warrant at the time of redemption.

     The exercise price of the purchase warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     The company has authorized and reserved for issuance a sufficient number of shares of common stock to accommodate the exercise of all purchase warrants to be issued in this offering. All shares of common stock issued upon exercise of the purchase warrants, if exercised according to their terms, will be fully paid and nonassessable.

     ADJUSTMENTS. The exercise price and the number of shares of common stock purchasable upon exercise of the purchase warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the common stock, or sale by the company of shares of its common stock (or other securities convertible into or exercisable for common stock) at a price per share or share equivalent below the then-applicable exercise price of the purchase warrants or the then-current market price of the common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of the company with or into another corporation, or sale of substantially all of the assets of the company, to enable purchase warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in that event by a holder of that number of shares of common stock that would have been issued upon exercise of the purchase warrant immediately before that event. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $0.05 or more. No adjustments to the exercise price of the purchase warrants will be made for dividends (other than stock dividends) paid on the common stock or upon exercise of the purchase warrants, the underwriter's warrant or any other options or warrants outstanding as of the date of this prospectus.

     WARRANT HOLDER NOT A SHAREHOLDER. The purchase warrants do not confer upon their holders any dividend, voting, preemption or any other rights as shareholders of the company.

     OUTSTANDING WARRANTS. As of April 30, 1999, there were outstanding 13 warrants to purchase an aggregate of 372,215 shares of common stock of the company at exercise prices ranging from $1.00 to $3.00 per share. Each warrant entitles its holder to purchase shares of common stock in the number and price as specified in the warrant. The exercise price and number of shares are subject to adjustment proportionately for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of shares of common stock or the payment of stock dividends or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the company. The company will not be required to issue fractional shares upon exercise of a warrant. The holder of a warrant does not possess any rights as a shareholder of the company until the holder exercises the warrant.

     In addition, in connection with an equipment lease financing, the company has issued to the financing company a warrant to purchase up to 1,500 shares of Series C Preferred Stock at a price of $32.50 per share. The holder may, at its option, elect to purchase shares of common stock into which the shares of Series C Preferred Stock are then convertible, at a purchase price as adjusted according to a specified conversion rate. Upon the closing, the holder will be entitled to purchase up to 15,393 shares of common stock at an exercise price of $3.135. If the fair market value of our common stock is greater than the exercise price then in effect, then the warrant will be deemed automatically exercised. The number of shares subject to the warrant and the warrant price are subject to adjustment upon reclassification or merger, subdivision or combination of shares or the payment of stock dividends to the holders of Series C Preferred Stock or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the company.

CASH AND STOCK DIVIDENDS TO CURRENT HOLDERS OF PREFERRED STOCK
--------------------------------------------------------------

     CASH DIVIDENDS TO HOLDERS OF SERIES A PREFERRED STOCK. The holders of Series A Preferred Stock are entitled to receive dividends at the rate of $0.60 per share per year, which accrue from day-to-day, whether or not earned or declared. The holders of Series A Preferred Stock will be entitled to receive an aggregate of approximately $107,000 in accrued dividends, assuming a closing date of June 18, 1999 for this offering. The company intends to pay the full amount of the accrued dividends upon the closing of the offering.

     STOCK DIVIDENDS TO HOLDERS OF SERIES D PREFERRED STOCK. The holders of Series D Preferred Stock are entitled to receive dividends at the rate of $4.20 per share per year, which accrue day to day, whether or not earned or declared. These accrued dividends are payable in shares of Series D Preferred Stock at an assumed value of $60.00 per share. The stock dividend will become payable in shares of common stock at the election of the company upon the closing of the offering. The holders of Series D Preferred Stock are entitled to receive approximately 17,288 shares of common stock, assuming a closing date of June 18, 1999 for this offering.

BRIDGE FINANCING OF PROMISSORY NOTES AND COMMON STOCK
-----------------------------------------------------

     During January 1998 through April 1999, the company sold 502,8000 units of securities at a price of $5.00 per unit, each unit consisting of one share of common stock and a promissory note in the principal amount of $5.00 and bearing interest at a rate of eight percent per year. The principal and accrued interest on the note are due and payable within nine months of the date of the promissory note or upon the closing of a public offering of the common stock, whichever is earlier.

REGISTRATION RIGHTS
-------------------

     After the offering, the current holders of 129,121 shares of Series C Preferred Stock and 16,667 shares of Series D Preferred Stock may be entitled, upon expiration of lock-up agreements with underwriter, to certain rights with respect to registration under the Securities Act of 1,501,946 shares of common stock into which the shares of Series C and Series D Preferred Stock will be converted at the closing of this offering. Under the terms of an investors rights agreement between the company and the holders of these securities, if the company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and are entitled to include their shares of common stock in the registration statement. Further, holders may require the company to file registration statements on Form S-3 at the company's expense when the form becomes available for use to the company. All registration rights are subject to certain conditions and limitations, including the right of the underwriter of an offering to limit the number of shares to be included in the registration.

     The holder of the warrant to purchase Series C Preferred Stock is also entitled to notice of a proposed registration of securities by the company, and may require the company to include in the registration the holder's securities. The company will bear all expenses of the registration and reimburse the holder for its reasonable fees (not exceeding $2,500 for each registration) and disbursement expenses of one counsel chosen by the holder.

     The company entered into a consulting agreement dated January 12, 1999 with two parties to act as financial consultants and advisors to the company. In connection with the engagement, the company granted to each party a five-year warrant to purchase up to 125,000 shares of common stock at an exercise price of $1.00 per share. The shares underlying these warrants have "piggyback" registration rights on the same terms and conditions granted to the holders of Series C and Series D Preferred Stock, as described above.

     The underwriter has certain registration rights in connection with the shares of common stock underlying the underwriter's warrants. See
"Underwriting."

CERTAIN ANTITAKEOVER EFFECTS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND
-------------------------------------------------------------------------
PROVISIONS OF OREGON LAW
------------------------

     ARTICLES OF INCORPORATION AND BYLAWS. Our amended and restated articles and bylaws that will become effective upon the closing of this offering will contain provisions that may have the effect of delaying, deferring or preventing a change in control. These provisions include:

     o The ability of the Board of Directors, without further shareholder approval, to issue up to 4,000,000 shares of preferred stock;

     o The requirement of a classified board whenever there are six or more directors, with each class containing as nearly as possible one-third of the total number of directors and the members of each class serving for staggered three-year terms;
     o  The prohibition of cumulative voting for the election of directors; and
     o The requirement of no less than 60 days' advance notice with respect to nominations of directors or other matters to be voted on by shareholders other than by or at the direction of the board of directors.

     OREGON CONTROL SHARE AND BUSINESS COMBINATION STATUTES. Oregon law may restrict the ability of significant shareholders of the company to exercise voting rights. The law generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in such person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation. If such a transaction occurs, the person cannot vote the shares unless voting rights are restored to those shares by:

     o A majority of the outstanding voting shares, including the acquired shares, and
     o The holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation's officers and inside directors.

This law is construed broadly and may apply to persons acting as a group.

     The restricted shareholder may, but is not required to, submit to the company a statement setting forth information about itself and its plans with respect to the company. The statement may request that the company call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting such voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in a transaction subject to this law.

     The company is also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. These provisions generally prohibit a corporation from entering into a business combination transaction with a person, or affiliate of such person, for a period of three years from the date such person acquires 15% or more of the voting stock of the corporation. For the purpose of this law, the prohibition generally applies to the following:

     o  A merger or plan of share exchange;
     o Any sale, lease, mortgage or other disposition of 10% or more of the assets of the company; and
     o Transactions that result in the issuance of capital stock of the company to the 15% shareholder.

However, the general prohibition does not apply if:

     o The 15% shareholder, as a result of the transaction in which such person acquired 15% of the shares, owns at least 85% of the outstanding voting stock of the corporation;
     o The board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the company's outstanding voting stock; or
     o The board of directors and the holders of at least two-thirds of the outstanding voting stock of the company, excluding shares owned by the 15% shareholder, approve the transaction after the shareholder acquires 15% or more of the company's voting stock.

NASDAQ AND EXCHANGE LISTINGS
----------------------------

     We have applied to list the common stock and the purchase warrants for quotation on the Nasdaq SmallCap Market under the trading symbols "MSEE" and "MSEEW." We have also applied to list the common stock and purchase warrants on the Boston Stock Exchange under the trading symbols of [________] and [______]W.

TRANSFER AGENT AND REGISTRAR
----------------------------

     We have appointed ChaseMellon Shareholder Services, Inc. of Seattle, Washington as the transfer and warrant agent and as registrar for the common stock and purchase warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

SHARES ELIGIBLE
---------------

     Upon completion of the offering, we will have outstanding an aggregate of 5,366,470 shares of common stock, assuming no exercise of the underwriter's over-allotment option and no exercise of outstanding warrants, including the purchase warrants, and no exercise of employee stock options. Of these shares, the 1,750,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally be sold only in compliance with the limitations of Rule 144 described below. The remaining 3,616,470 shares of common stock are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act, as described below.

LOCKUP AGREEMENTS
-----------------

     A number of holders of currently outstanding common stock, options and warrants, and all executive officers and directors of the company, have agreed that they will not offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into common stock, for a period of six months, fourteen months and twenty-four months after the date of this prospectus. The lock-up period and the number of securities subject to the lock-up, stated in terms of common stock equivalents, are set forth below:

          LOCK-UP PERIOD          COMMON STOCK          OPTIONS        WARRANTS
          --------------          ------------          -------        ---------

       6 months                      297,619                  --             --
       14 months                     809,203                  --        125,000
       24 months                   2,347,981           1,335,613        247,215

       Not covered by lock-up        161,667               6,232         15,453

     The underwriter, in its sole discretion, may release these persons from their lock-up agreements at any time without notice. See "Underwriting."

SALE OF RESTRICTED SECURITIES UNDER RULE 144
--------------------------------------------

     IN GENERAL. The 3,616,470 restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Due to contractual restrictions, the lock-up agreements described above and the provisions of the Securities Act, additional shares will be available for sale under Rule 144 in the public market as follows:


     o 297,619 shares of common stock that have been held for more than one year will be eligible for sale upon the expiration of the lock-up agreements expiring six months after the date of the final prospectus prepared in this offering;
     o An additional 161,667 shares of common stock (plus 6,232 shares issuable upon exercise of stock options and 15,453 shares issuable upon exercise of warrants) will be eligible for sale upon the expiration of the applicable one-year holding period;
     o An additional 809,203 shares of common stock (plus 125,000 shares issuable upon exercise of warrants) will be eligible for sale upon the expiration of the lock-up agreements expiring 14 months after the date of the final prospectus; and
     o An additional 2,347,981 shares of common stock (plus 1,335,613 shares issuable upon exercise of stock options and 247,215 shares issuable upon exercise of warrants) will be eligible for sale upon expiration of the lock-up agreements expiring 24 months after the date of the final prospectus.

     SALE OF RESTRICTED SHARES UNDER RULE 144. In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year can sell, within any three-month period, beginning after the date of the prospectus, a number of shares of common stock that does not exceed the greater of

     (1) 1% of the then-outstanding shares of common stock (about 53,665 shares immediately after the offering), or
     (2) the average weekly trading volume of the common stock during the four calendar weeks before the notice of the Rule 144 sale is filed.

Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information about the company.

     In addition, any person not deemed to have been our affiliate at any time during the 90 days before a sale and who has beneficially owned the shares proposed to be sold for at least two years may sell those shares under Rule 144(k) without regard to the volume limitations described above.

     REGISTRATION OF RESTRICTED SHARES IN THE FUTURE. After the closing of the offering, the holders of approximately 1,767,399 shares of common stock, including approximately 265,453 shares of common stock issuable upon exercise of outstanding warrants, will be entitled to certain rights with respect to the registration of the shares under the Securities Act. See "Description of Securities--Registration Rights Agreement." The underwriter also has certain registration rights in connection with the shares of common stock underlying the underwriter's warrants. In addition, we may file a registration statement under the Securities Act to register shares of common stock reserved for issuance under our stock option plans after 24 months from the date of this prospectus. As of April 30, 1999, options to purchase approximately 1,341,845 shares of common stock were outstanding under these stock option plans. The effect of filing registration statements for these shares is that non-affiliates may resell the registered shares in the public market without restriction under the Securities Act.

EFFECT OF SALES OF SHARES
-------------------------

     Before this offering, there has been no market for the common stock, and no precise prediction can be made about any effect that market sales of common stock or the availability for sale of the common stock will have on the market price of the common stock. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the market price and could impair our future ability to raise additional capital through the sale of our equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, Barron Chase Securities, Inc., the underwriter, has agreed to purchase from the company an aggregate of 1,750,000 shares of common stock and 1,750,000 purchase warrants. These securities are offered by the underwriter subject to prior sale, when, as and if delivered to and accepted by the underwriter and subject to approval of certain legal matters by counsel and certain other conditions. The underwriter is committed to purchase all of the securities offered by this prospectus, if any are purchased (other than those covered by the over-allotment option described below).

     The company has been advised by the underwriter that the underwriter proposes to offer the securities to the public at the offering prices set forth on the cover page of this prospectus. The underwriter has advised the company that the underwriter proposes to offer the securities through members of the National Association of securities Dealers, Inc. ("NASD"), and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the underwriter is to receive.

     The company has granted to the underwriter an over-allotment option, exercisable for 45 days from the date the registration statement becomes effective, to purchase up to an additional 262,500 shares of common stock and an additional 262,500 purchase warrants at the respective public offering prices less the underwriting discounts set forth on the cover page of this prospectus.

     Officers and directors of the company may introduce the underwriter to persons to consider this offering and to purchase securities either through the underwriter or through participating dealers. In this connection, no securities have been reserved for those purchases, and officers and directors will not receive any commissions or any other compensation.

     The company has agreed to pay to the underwriter a commission of 10% of the gross proceeds of this offering as the underwriting discount, including the gross proceeds from the sale of the over-allotment option, if exercised. In addition, the company has agreed to pay to the underwriter a non-accountable expense allowance of three percent of the gross proceeds of this offering, including proceeds from any securities purchased through the over-allotment option. The company has paid to the underwriter a $50,000 advance in respect of the non-accountable expense allowance. The underwriter's expenses in excess of the non-accountable expense allowance will be paid by the underwriter. If the expenses of the underwriter are less than the amount of the non-accountable expense allowance received, then the excess will be deemed to be additional compensation to the underwriter. The underwriter has informed the company that it does not expect sales to discretionary accounts to exceed five percent of the total number of securities offered by the company in this offering.

     The company has agreed to engage the underwriter as a financial advisor at a fee of $108,000, which is payable to the underwriter on the closing date of this offering. Pursuant to the terms of a financial advisory agreement, the underwriter has agreed to provide, at the company's request, advice to the company concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. The company has also agreed that if the company participates in any transaction which the underwriter has introduced to the company during a period of five years after the closing (including mergers, acquisitions, joint ventures and any other business transaction for the company introduced by the underwriter), and which is consummated after the closing (including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of the company), or if the company retains the services of the underwriter in connection with any such transaction, then the company will pay for the underwriter's services an amount equal to five percent of up to one million dollars of value paid or received in the transaction, four percent of the next million of such value, three percent of the next million of such value, two percent of the next million of such value, and one percent of the next million dollars of such value and of all such value above $4 million.

     Prior to this offering, there has been no public market for the shares of common stock or the purchase warrants. Consequently, the initial public offering prices for the securities, and the terms of the purchase warrants (including the exercise price of the purchase warrants), have been determined by negotiation between the company and the underwriter. Among the factors considered in determining the public offering prices were the history of, and the prospects for, the company's business, an assessment of the company's management, the company's past and present operations, its development and the general condition of the securities market at the time of this offering. The initial public offering prices do not necessarily bear any relationship to the company's assets, book value, earnings, or other established criteria of value. These prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the common stock or the purchase warrants will develop after the offering, or if a public market in fact develops, that such public market will be sustained, or that the common stock or the purchase warrants can be resold at any time at the offering or any other price. See "Risk Factors."

     At the closing, the company will issue to the underwriter and/or persons related to the underwriter, for nominal consideration, common stock underwriter warrants to purchase up to 175,000 shares of common stock and warrant underwriter warrants to purchase up to 175,000 warrants. The common stock underwriter warrants and the warrant underwriter warrants are sometimes referred to in this prospectus as the "underwriter warrants". The underwriter warrants and the securities underlying the underwriter warrants are registered pursuant to this registration statement. The underwriter warrants will be exercisable for a five-year period commencing on the effective date of the registration statement. The initial exercise price of each common stock underwriter warrant shall be $8.25 per underlying share (165% of the public offering price). The initial exercise price of each warrant underwriter warrant shall be $0.20625 per underlying warrant (165% of the public offering price). The underwriter warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the effective date by the holder, except (1) to officers of the underwriter and members of the selling group and officers and partners thereof; (2) by will; or (3) by operation of law.

     The underwriter warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The underwriter warrants contain net issuance provisions permitting the holders thereof to elect to exercise the underwriter warrants in whole or in part and instruct the company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. The net exercise provision has the effect of requiring the company to issue shares of common stock without a corresponding increase in capital. A net exercise of the underwriter warrants will have the same dilutive effect on the interests of the company's shareholders as will a cash exercise. The underwriter warrants do not entitle the holders of the underwriter warrants to any rights as shareholders of the company until the underwriter warrants are exercised and shares of common stock are purchased thereunder.

     The underwriter warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933. The company has agreed that if it causes a post-effective amendment, a new registration statement, or similar offering document to be filed with the Securities and Exchange Commission, the holders will have the right, for seven years from the effective date, to include in the registration statement or offering statement the underwriter warrants or the securities issuable upon their exercise at no expense to the holders. Additionally, the company has agreed that, upon request by the holders of fifty percent or more of the underwriter warrants during the period commencing one year from the effective date and expiring four years thereafter, the company will, under certain circumstances, register the underwriter warrants and/or any of the securities issuable upon their exercise.

     In order to facilitate the offering of the common stock and purchase warrants, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock and purchase warrants. Specifically, the underwriter may overallot in connection with the offering, creating a short position in the common stock and purchase warrants for its own account. In addition, to cover overallotments or to stabilize the price of the common stock and purchase warrants, the underwriter may bid for, and purchase, shares of common stock and purchase warrants in the open market. Finally, the underwriter may reclaim selling concessions allowed to a dealer for distributing the common stock and purchase warrant in the offering, if the underwriter repurchases previously distributed common stock or purchase warrants in transactions to cover the underwriter's short position, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock and purchase warrants above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

     The company has agreed to indemnify the underwriter against any costs or liabilities incurred by the underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement and this prospectus filed by the company with the Securities and Exchange Commission. The underwriter has in turn agreed to indemnify the company against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement and this prospectus, based on information relating to the underwriter and furnished in writing by the underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.

     The discussion above is merely a summary of the principal terms of the agreements mentioned above, and does not purport to be complete. You should review each of the referenced documents which have been filed as exhibits to the registration statement. See "Where You Can Find More Information."


                                  LEGAL MATTERS

     The validity of the common stock and purchase warrants offered hereby will be passed upon for the company by Tonkon Torp LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriter by David A. Carter, P.A., Boca Raton, Florida.


                                     EXPERTS

     The financial statements of Oregon Baking Company dba Marsee Baking as of December 31, 1997 and 1998, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1998 financial statements contains an explanatory paragraph that states that the company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a Registration Statement on Form SB-2 relating to the common stock and purchase warrants being offered for sale through this offering with the Securities and Exchange Commission. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information described in the registration statement. For further information about the company and its securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934 following this offering and thus will file annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should review the contract or document which has been filed as an exhibit to the registration statement.

     We intend to furnish our shareholders with annual reports containing audited financial statements.

                          INDEX TO FINANCIAL STATEMENTS
                                                                            Page
                                                                            ----


Independent Auditors' Report.................................................F-2

Balance Sheets as of December 31, 1997 and 1998 .............................F-3

Statements of Operations for the years December 31, 1997 and 1998 ...........F-4

Statements of Shareholders' (Deficit) Equity
   for the years ended December 31, 1997 and 1998 ...........................F-5

Statements of Cash Flows for the years ended December 31, 1997 and 1998......F-6

Notes to Financial Statements................................................F-7

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Oregon Baking Company
   dba Marsee Baking:


We have audited the accompanying balance sheets of Oregon Baking Company dba Marsee Baking (the Company) as of December 31, 1997 and 1998, and the related statements of operations, shareholders' (deficit) equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oregon Baking Company dba Marsee Baking as of December 31, 1997 and 1998, and results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                            /s/ KPMG Peat Marwick LLP







Portland, Oregon
February 23, 1999

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                                 Balance Sheets

             (Dollars in Thousands, Except Share and Per Share Data)

                                                                                                DECEMBER 31,
                                                                            -----------------------------------------------------
                                ASSETS                                                1997                        1998
                                                                            -------------------------    ------------------------
Current assets:
    Cash                                                                 $                91          $                21
    Restricted cash                                                                       --                          108
    Accounts receivable                                                                   54                          253
    Inventories                                                                           64                          269
    Prepaid and other assets                                                              46                          134
                                                                            -------------------------    ------------------------

              Total current assets                                                       255                          785

Property and equipment, net                                                            2,634                        7,511

Other assets, net                                                                        118                          378
                                                                            -------------------------    ------------------------

              Total assets                                               $             3,007                        8,674
                                                                            =========================    ========================

                LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

Current liabilities:
    Line of credit                                                       $               250                          250
    Accounts payable                                                                     915                        2,250
    Accrued liabilities                                                                  232                          735
    Notes payable                                                                         --                          525
    Current portion of capital lease obligations                                          88                          574
    Current portion of long-term debt                                                    168                          370
    Current portion of long-term debt to related parties                                  89                          229
                                                                            -------------------------    ------------------------

              Total current liabilities                                                1,742                        4,933

Capital lease obligations, net of current portion                                        221                        1,019
Long-term debt, net of current portion                                                 1,006                        1,544
Long-term debt to related parties, net of current portion                                128                          190
Cumulative dividends payable on preferred stock series D and A                            68                          168
                                                                            -------------------------    ------------------------

              Total liabilities                                                        3,165                        7,854
                                                                            -------------------------    ------------------------

Commitments and contingencies

Shareholders' (deficit) equity:
    Preferred stock, authorized 4,000,000 shares (liquidation
      preference of $6,541):
      Cumulative preferred stock series D, no par value; authorized
        22,507 shares, -0- and 16,667 issued outstanding at December                                                1,000
        31, 1997 and 1998, respectively                                                   --
      Cumulative preferred stock series A, no par value; authorized
        100,000 shares; 52,667 issued and outstanding at December 31,                                                 281
        1997 and 1998, respectively                                                      281
      Preferred stock series B, no par value; authorized 510,575
        shares, 510,575 issued and outstanding at December 31, 1997                                                 1,143
        and 1998, respectively                                                         1,143
      Preferred stock series C, no par value; authorized 168,000
        shares, -0- and 129,121 issued and outstanding at December 31,                                              4,117
        1997 and 1998, respectively                                                       --
    Common stock, no par value; authorized 15,000,000 shares, 868,961
      issued and outstanding at December 31, 1997 and 1998,                                                           626
      respectively                                                                       476
    Warrants                                                                              41                          156
    Accumulated deficit                                                               (2,099)                      (6,503)
                                                                            -------------------------    ------------------------

              Total shareholders' (deficit) equity                                      (158)                         820
                                                                            -------------------------    ------------------------

              Total liabilities and shareholders' (deficit) equity       $             3,007                        8,674
                                                                            =========================    ========================

See accompanying notes to financial statements.


                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                            Statements of Operations

             (Dollars in Thousands, Except Share and Per Share Data)




                                                                                            YEARS ENDED DECEMBER 31,
                                                                                    ------------------------------------------
                                                                                           1997                    1998
                                                                                    --------------------     -----------------

Revenues:
    Bakery-Cafes                                                                 $             4,140    $               9,761
    Wholesale                                                                                    808                    2,895
                                                                                    --------------------     -----------------

              Total revenues                                                                   4,948                   12,656
                                                                                    --------------------     -----------------

Cost of goods sold                                                                             2,887                    7,579

Store operating expenses                                                                       1,621                    5,281

Wholesale operating expenses                                                                     328                      599

Depreciation and amortization                                                                    213                      817

General and administrative expenses                                                              965                    1,959

Store closure expenses                                                                            --                      253
                                                                                    --------------------     -----------------

              Loss from operations                                                            (1,066)                  (3,832)

Interest expense (interest expense to
    related parties of $20 and $23)                                                              129                      472
                                                                                    --------------------     -----------------

              Loss before provision for income taxes                                          (1,195)                  (4,304)

Provision for income taxes                                                                        --                        --
                                                                                    --------------------     -----------------

              Net loss                                                                        (1,195)                  (4,304)

Cumulative dividends on preferred stock series D and A                                            32                      100
                                                                                    --------------------     -----------------

              Net loss attributed to common shareholders                         $            (1,227)   $              (4,404)
                                                                                    ====================     =================

Net loss per common share - basic and diluted                                    $             (1.41)               $   (5.07)

Shares used in computing net loss per common
    share - basic and diluted                                                                868,588                  868,961

See accompanying notes to financial statements.


                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                  Statements of Shareholders' (Deficit) Equity

                     Years ended December 31, 1997 and 1998

             (Dollars in Thousands, Except Share and Per Share Data)



                               CUMULATIVE PREFERRED   CUMULATIVE PREFERRED
                                  STOCK SERIES D         STOCK SERIES A         PREFERRED STOCK      PREFERRED STOCK SERIES
                                                                                   SERIES B                     C
                               ---------------------  ---------------------  ------------------------------------------------
                                SHARES      AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT      SHARES        AMOUNT
                               ----------  ---------  ---------  ----------  ---------  ----------------------    -----------

Balance, December 31, 1996         --    $    --      52,667   $    281      442,032  $   1,020          --      $      --

Issuance of common stock           --         --          --         --           --         --          --             --
Issuance of preferred stock        --         --          --         --       68,543        123          --             --
Consulting expense on stock
  option grants                    --         --          --         --           --         --          --             --
Warrants issued in
  connection with acquisition
  loan and guarantees              --         --          --         --           --         --          --             --
Cumulative dividends on
  preferred stock series A         --         --          --         --           --         --          --             --
Net loss                           --         --          --         --           --         --          --             --
                               ----------  ---------  ---------  ----------  ---------  -----------  ---------    -----------

Balance, December 31, 1997         --         --      52,667        281      510,575      1,143          --             --

Issuance of preferred stock
  net of offering costs of $79     --         --          --         --           --         --      95,583          3,027
Issuance of preferred stock
  in connection with
  acquisition                  16,667      1,000          --         --           --         --      33,538          1,090
Compensation and consulting
  expense on stock option
  grants                           --         --          --         --           --         --          --             --
Warrants issued in connection
  with acquisition
  and debt financing               --         --          --         --           --         --          --             --
Cumulative dividends on
  preferred stock series D
  and A                            --         --          --         --           --         --          --             --
Net loss                           --         --          --         --           --         --          --             --
                               ----------  ---------  ---------  ----------  ---------  -----------  ---------    -----------

Balance, December 31, 1998     16,667    $ 1,000      52,667   $    281      510,575  $   1,143      129,121   $     4,117
                               ==========  =========  =========  ==========  =========  ===========  =========    ===========

   See accompanying notes to financial statements.

                                    COMMON STOCK                       ACCUMULATED
                                SHARES        AMOUNT      WARRANTS       DEFICIT        TOTAL

Balance, December 31, 1996     867,961     $     471           --     $      (872)   $    900

Issuance of common stock         1,000             2           --              --           2
Issuance of preferred stock         --            --           --              --         123
Consulting expense on stock
  option grants                     --             3           --              --           3
Warrants issued in
  connection with acquisition
  loan and guarantees               --            --           41              --          41
Cumulative dividends on
  preferred stock series A          --            --           --             (32)        (32)
Net loss                            --            --           --          (1,195)     (1,195)

Balance, December 31, 1997     868,961           476           41          (2,099)       (158)

Issuance of preferred stock
  net of offering costs of $79      --            --           --              --       3,027
Issuance of preferred stock
  in connection with
  acquisition                       --            --           --              --       2,090
Compensation and consulting
  expense on stock option
  grants                            --           150           --              --         150
Warrants issued in connection
  with acquisition
  and debt financing                --            --          115              --         115
Cumulative dividends on
  preferred stock series D
  and A                             --            --           --            (100)       (100)
Net loss                            --            --           --          (4,304)     (4,304)

Balance, December 31, 1998     868,961     $     626          156     $    (6,503)   $    820
----------------------------- ==========     =========     =========     ==========    =========


                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING
                            Statements of Cash Flows
             (Dollars in Thousands, Except Share and Per Share Data)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                         -------------------------------------------
                                                                                 1997                   1998
                                                                         ----------------------   ------------------
Cash flows from operating activities:
    Net loss                                                         $         (1,195)         $          (4,304)
    Adjustments to reconcile net loss to net cash used
      in operating activities:
        Depreciation and amortization                                             265                      1,295
        Compensation and consulting expense on stock option grants                  5                        113
        Warrants issued in connection with debt financing                          21                         86
        Change in assets and liabilities, excluding acquisition:
            Accounts receivable                                                   (33)                      (199)
            Inventories                                                           (45)                      (100)
            Prepaid and other assets                                              (70)                       (59)
            Accounts payable                                                      743                      1,335
            Accrued liabilities                                                    70                        421
                                                                         ----------------------   ------------------

                Net cash used in operating activities                            (239)                    (1,412)
                                                                         ----------------------   ------------------

Cash flows related to investing activities:
    Purchases of property and equipment                                        (1,377)                    (2,139)
    Purchase of business                                                           --                         --
    Increase in other assets                                                       --                       (123)
                                                                         ----------------------   ------------------

                Net cash used in investing activities                          (1,377)                    (2,262)
                                                                         ----------------------   ------------------

Cash flows related to financing activities:
    Principal payments on long-term debt to related parties                       (39)                       (25)
    Proceeds from long-term debt to related parties                                --                        227
    Principal payments on capital lease obligations                              (107)                      (285)
    Principal payments on notes payable and long-term debt                        (62)                      (218)
    Proceeds from notes payable and long-term debt                                856                        986
    Borrowing on line of credit, net                                              250                         --
    Restricted cash                                                                --                       (108)
    Issuance of preferred stock, net of offering costs                            123                      3,027
                                                                         ----------------------   ------------------

                Net cash provided by financing activities                       1,021                      3,604
                                                                         ----------------------   ------------------

                Net decrease in cash                                             (595)                       (70)

Cash, beginning of year                                                           686                         91
                                                                         ----------------------   ------------------

Cash, end of year                                                    $             91          $              21
                                                                         ======================   ==================

Supplemental cash flow information:
    Cash paid for:
      Interest                                                       $            115          $             362
      Income taxes                                                                 --                         --
    Non-cash activities:
      Property and equipment acquired under capital lease
        obligations                                                               261                      1,569
      Property and equipment acquired by assumption of note
        payable                                                                    --                        497
      Warrants issued in connection with loan guarantees                           --                         29
      Other assets acquired by issuance of common stock                            --                         23
      Cumulative dividends payable on preferred stock series D
        and A                                                                      32                        100
      Assets acquired and liabilities assumed in connection with acquisitions:
        Property and equipment                                                     --                      1,922
        Inventories                                                                --                        105
        Goodwill                                                                   23                        159
        Accrued liabilities                                                        --                         82
        Equity issued for purchase of goodwill relating to
          business acquired                                                         3                         --
        Issuance of preferred stock series C                                       --                      1,090
        Issuance of cumulative preferred stock series D                            --                      1,000
        Granted options                                                            20                         --
        Warrants issued                                                            --                         14

See accompanying notes to financial statements.


                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Dollars in Thousands, Except Share and Per Share Data)




(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A) DESCRIPTION OF BUSINESS

           Oregon Baking Company dba Marsee Baking (Marsee Baking or the Company), an Oregon corporation, owns and operates 18 bakery-cafe's in the Pacific Northwest. Marsee Baking also distributes its products through its wholesale operations, providing specialty retailers and other institutions with a complete line of the Company's products.

       (B) USE OF ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (C) SEGMENT REPORTING

           The Company adopted SFAS No. 131, "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." SFAS 131 requires public companies to report certain information about their operating segments in a complete set of financial statements to shareholders. It also requires reporting of certain enterprise-wide information about the Company's products and services, its activities in different geographic areas and its reliance on major customers. The basis for determining the Company's operating segments is the manner in which management operates the business. The Company operates one segment as defined by SFAS No. 131.

       (D) FAIR VALUE OF FINANCIAL INSTRUMENTS

           The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt instruments. At December 31, 1997 and 1998, the fair value of the Company's receivables and debt and capital lease obligations approximated carry value.

       (E) ADVERTISING

           Advertising costs are expensed as incurred. For the years ended December 31, 1997 and 1998, advertising costs were approximately $43 and $241, respectively.

       (F) ACCOUNTS RECEIVABLE

           The accounts receivable balance is made up of trade receivables net of allowance for doubtful accounts. As of December 31, 1997 and 1998, the allowance for doubtful accounts was $60 and $10, respectively.

       (G) INVENTORIES

           Inventories are stated at the lower of cost (first-in, first-out) or market, and consists primarily of raw ingredients, deli products and finished bakery products.

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



       (H) PROPERTY AND EQUIPMENT

           Property and equipment is carried at cost less accumulated depreciation and amortization. Depreciation of property and equipment, which includes amortization of assets under capital leases, is provided on the straight-line method over estimated useful lives or the life of the lease, whichever is shorter, generally ranging from 3 to 12 years.

           Leasehold improvements are amortized over the shorter of their estimated useful lives or the related life of the lease, generally 10 years. The portion of depreciation expense related to production and distribution facilities is included in cost of goods sold.

           When facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the asset to projected future cash flows. Upon indication that the carrying value of such assets may not be recoverable the Company recognizes an impairment loss by a charge against current operations. For the years ended December 31, 1997 and 1998, there were no impairment losses.

           Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized.

       (I) OTHER ASSETS

           Other assets consists primarily of goodwill, security deposits and last months rent required under certain operating lease agreements.

           Goodwill as of December 31, 1997 and 1998 was $33 and $192, respectively. Amortization of goodwill is computed on the straight-line basis over a period of 18 months to 10 years. Accumulated amortization as of December 31, 1997 and 1998 was $2 and $47, respectively.

           Management's policy is to review the ongoing value of the goodwill on a periodic basis by comparing undiscounted future projected earnings to the carrying value of goodwill. Any difference would be recorded as an impairment adjustment. Management is of the opinion that there has been no decline in the value assigned to goodwill.

       (J) STORE OPENING COSTS

           Costs incurred in connection with start-up and promotion of new store openings are expensed as incurred.

       (K) DEFERRED RENT

           Certain of the Company's lease agreements provide for scheduled rent increases during the lease term, or for rental payments commencing at a date other than the date of initial occupancy. Rent expenses are recognized on a straight-line basis over the terms of the leases. Deferred rent has been included in accrued liabilities in the accompanying financial statements.

       (L) INCOME TAXES

           The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statements carrying amounts of existing assets and liabilities and their respective tax

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



           bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

       (M) STOCK-BASED COMPENSATION

           The Company accounts for stock-based compensation using Statement of Financial Accounting Standards No. 123 (SFAS 123), ACCOUNTING FOR STOCK-BASED COMPENSATION. This statement permits a company to choose either a fair-value based method of accounting for its stock-based compensation arrangements or to comply with the current Accounting Principles Board Opinion 25 (APB Opinion 25) intrinsic-value-based method adding pro-forma disclosures of net loss computed as if the fair-value-based method had been applied in the financial statements. The Company applies SFAS 123 by retaining the APB Opinion 25 method of accounting for stock-based compensation for employees with annual pro-forma disclosures of net loss. Stock-based compensation for non-employees is accounted for using the fair-value-based method.

       (N) NET LOSS PER COMMON SHARE

           In 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings (loss) per share with basic and diluted earnings (loss) per share. Unlike primary and fully diluted earnings (loss) per share, outstanding nonvested shares are not included in the computations of basic and diluted earnings
           (loss) per share until the time-based vesting restriction has lapsed. Basic earnings (loss) per share also excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings (loss) per share is very similar to the previously reported fully diluted earnings (loss) per share. The Company's common stock equivalents were antidilutive and therefore were not included in the computation of weighted average shares used in computing diluted loss per common share.

       (O) RECENT ACCOUNTING PRONOUNCEMENTS

           In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 133 (SFAS 133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability at its fair value. The standard also requires that changes in the derivatives' fair value be recognized currently in the results of operations unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company does not expect SFAS 133 to have a material impact on its financial statements.

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



(2)    LIQUIDITY

       To meet the cash flow needs of the Company in 1999, the Company will need to issue additional equity securities, borrow additional funds, or obtain other financing. The Company has no commitments for additional financing, other than financing obtained subsequent to year end as described in note 14, and there can be no assurance that further financing will be available on satisfactory terms, if at all. The accompanying financial statements have been prepared on the basis that the Company will be able to meet its cash needs and continue as a going concern.


(3)    ACQUISITIONS

       During May 1997, the Company acquired the recipes, trademark, customer list, and copyrights on advertising and promotional items of a bakery located in Portland, Oregon. The purchase price of $33 was paid in cash, issuance of common stock and common stock warrants. The acquisition was accounted for using the purchase method of accounting. The excess of the total acquisition costs over the fair value of the net assets acquired is being amortized over eighteen months using the straight-line method. The results of operations of the acquired company have been included in the financial statements of the Company since the date of acquisition.

       During the first quarter of 1998, the Company acquired certain assets consisting of property and equipment for 10 stores (the Acquired Stores) and a commissary located in Washington (the Commissary). The Company also assumed certain operating lease obligations. The acquisition was accounted for using the purchase method of accounting. The results of the operations of the Acquired Stores and the Commissary have been included in the Company's results of operations since the acquisition date.

       The following is the purchase price allocation:

         Preferred stock, series C                         $             1,090
         Preferred stock, series D                                       1,000
         Granted options                                                    14
         Direct acquisition costs                                           82
                                                             -------------------

                    Total purchase price                                 2,186

         Assets acquired:
            Inventories                                                    105
            Property and equipment                                       1,922
                                                             -------------------

         Cost in excess of net assets acquired             $               159
                                                             ===================

       The excess of the total acquisition cost over the fair value of the net assets acquired is being amortized over 10 years, the average life of the operating lease obligations acquired, using the straight-line method.

       The Company financed the purchase by issuing 33,538 shares of preferred series C stock and 16,667 shares of cumulative preferred series D stock. The Company also granted 15,000 stock options for professional services rendered relating to the acquisition.

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



       The following pro-forma information is presented to show the results of operations had the acquisition occurred January 1, 1997:


                                                                                                        DECEMBER 31,
                                                                                                            1997
                                                                                                     -------------------
                                                                                                        (UNAUDITED)
         Total revenues                                                                           $            10,051
         Loss from operations                                                                                  (1,704)
         Net loss                                                                                              (1,942)
         Cumulative dividends on preferred series D and A                                                        (102)
         Net loss attributed to common shareholders                                                            (2,044)
         Net loss per common share - basic and diluted                                                          (2.35)


       The above results of operations are not intended to be indicative of the results of operations which actually would have been realized had the acquisition occurred as of January 1, 1997, nor of the future results of operations of the combined Company.


(4)    PROPERTY AND EQUIPMENT

       Property and equipment at December 31, consists of the following:

                                                                                    1997                   1998
                                                                             --------------------   --------------------
         Leasehold improvements                                           $             1,328    $             4,237
         Furniture and equipment                                                        1,159                  3,288
         Equipment under capital leases                                                   499                  1,952
         Construction in progress                                                         364                     --
                                                                             --------------------   --------------------

                                                                                        3,350                  9,477

         Less accumulated depreciation and amortization                                  (716)                (1,966)
                                                                             --------------------   --------------------

                                                                          $             2,634    $             7,511
                                                                             ====================   ====================


                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



(5)    LINE OF CREDIT

       The Company has $250 outstanding at December 31, 1997 and 1998 under an operating line of credit secured by the assets of the Company. The credit line bears interest at prime plus 1% (9.50% and 8.75% at December 31, 1997 and 1998, respectively) and the Company may borrow a maximum of $250. All unpaid principal and interest is due and payable February 23, 1999. The line of credit is collateralized by the Company's assets. The line also contains covenants which the Company was in compliance with at December 31, 1998. (See note 14).


(6)    NOTES PAYABLE

       At December 31, 1998, the Company was in the process of obtaining bridge financing through a private offering. The terms of the offering are that for each $5.00 of financing provided, the investor is entitled to receive one share of common stock together with a promissory note in the face amount of $5.00 bearing interest at 8% and payment is due the earlier of nine months from investment or at the time the Company's stock becomes publicly traded. At December 31, 1998, there were outstanding promissory notes with a face value of $525,000 related to the bridge financing. At December 31, 1998, the Company had an obligation to issue 105,000 shares of common stock purchased in connection with the bridge financing. (See note 14).

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



(7)    LONG-TERM DEBT AND DEBT TO RELATED PARTIES

                                                                                      1997                   1998
                                                                               --------------------   --------------------
        Note payable to supplier due in monthly installments of
            $2, including interest at 12%, maturing 2000, unsecured         $                53    $                36
        Construction loans related to leasehold improvements due in monthly installments of between $4 and $2 including
            interest at 11% - 12% maturing by 2000, unsecured                               126                    115
        Note payable to bank due in monthly installments of $1
            including interest at 10.50% maturing in 2001, unsecured                         --                     24
        Note payable to finance company due in monthly installments of  $11, including interest at prime plus 2.75%
            (10.5%  at December 31, 1998), maturing 2003, secured
            by lien and security interest in property.                                       --                    462
        Construction loan related to leasehold improvements due in monthly installments of $2 including interest at 6%,
            maturing in  2003, unsecured                                                     --                    106
        Construction loans related to leasehold improvements due in monthly installments of between $1 and $3 including
            interest at 10% - 12.6% maturing by 2004, unsecured                              95                    348
        Note payable to finance company due in monthly installments of $16, including interest at prime plus 2.75% (10.5%
            at December 31, 1998), maturing 2004, guaranteed by
            certain shareholders                                                            900                    822
        Notes payable to related party shareholders due in quarterly installments of interest only at 10%, due on demand,
            unsecured                                                                        26                     26
        Notes payable to related party shareholders with no stated
            installments, interest varying, unsecured, due on demand                         39                     39
        Notes payable to related party shareholders due in monthly installments of principal and interest at between 17.5%
            and 20.4%, unsecured, maturing June 1999                                        152                    128
        Notes payable to related party shareholders with no stated
            installments, interest varying, unsecured, maturing
            May 1999                                                                         --                     37
        Notes payable to related party shareholders due in quarterly installments of interest only at 12%, due by August 2000,
            unsecured                                                                        --                    190
                                                                             --------------------   --------------------

                                                                                          1,391                  2,333

      Less current portion                                                                 (257)                  (599)
                                                                             --------------------   --------------------

                                                                          $               1,134    $             1,734
                                                                             ====================   ====================

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



       The principal payments on long-term debt are as follows at December 31, 1998:

         1999                                              $               599
         2000                                                              549
         2001                                                              336
         2002                                                              365
         2003                                                              306
         Thereafter                                                        178
                                                             -------------------

                                                           $             2,333
                                                             ===================



(8)    LETTER OF CREDIT

       At December 31, 1998, the Company had a letter of credit for $325 outstanding. The letter of credit is collateral for the Company's obligations to a finance company. The letter of credit is collateralized by two shareholders and by $108 of restricted cash by the Company.

(9)    CAPITAL LEASE OBLIGATIONS

       The Company has entered into certain capital lease obligations related to the purchase of equipment. The leases bear interest at rates ranging from 10% to 15% and require monthly payments of principal and interest. The leases are secured by the equipment and mature during 2001 through 2002.

       Future minimum payments on capital lease obligations are as follows at December 31, 1998:

         1999                                              $               740
         2000                                                              707
         2001                                                              386
         2002                                                               48
                                                             -------------------

                                                                         1,881

         Less-portion representing interest                               (288)
                                                             -------------------

             Present value of net minimum lease payments                 1,593

         Less-current portions                                            (574)
                                                             -------------------

             Long-term obligations under capital leases    $             1,019
                                                             ===================

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



(10)   INCOME TAXES

       Due to the Company's losses before provision for income taxes in each period, there has been no provision for federal and state income taxes for the years ended December 31, 1997 and 1998.

       The reconciliation of the statutory federal income tax rates to the Company's effective income tax rate for the years ended December 31, are as follows:

                                                                                     1997                   1998
                                                                              -------------------    -------------------
         Federal statutory rate                                                       34.0%                  34.0%
         State income taxes, net of federal benefit                                    4.4                    4.4
         Change in valuation allowance                                               (38.2)                 (38.3)
         Other, net                                                                   (0.2)                  (0.1)
                                                                              -------------------    -------------------

                                                                                        -- %                   -- %
                                                                              ===================    ===================

       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's deferred tax assets as of December 31, are as follows:


                                                                                     1997                   1998
                                                                              -------------------    -------------------
         Deferred tax assets:
             Net operating loss carryforwards                              $               482    $             1,824
             Stock option compensation                                                      12                     89
             Deferred rent                                                                  10                     20
             Depreciation and amortization                                                  48                    281
             Bad debt expense                                                               23                      4
                                                                              -------------------    -------------------

                                                                                           575                  2,218

         Valuation allowance                                                              (575)                (2,218)
                                                                              -------------------    -------------------

                      Net deferred tax assets                              $                --    $                --
                                                                              ===================    ===================

       The valuation allowance for deferred tax assets as of December 31, 1996 was $118. The net change in the total valuation allowance for years ended December 31, 1997 and 1998, was an increase of $457 and $1,643, respectively.

       At December 31, 1998, the Company has net operating loss carryforwards of approximately $4,755 to offset future federal taxable income and income taxes, if any, through 2013. As defined in Internal Revenue Code Section 382, the utilization of a portion of the net operating loss and credit carryforwards may be limited due to a change in ownership caused by additional investors. A formal analysis has not been completed, but it appears a change of ownership has occurred.

(11)   COMMITMENTS AND CONTINGENCIES

       (A) OPERATING LEASES

           The Company leases certain retail store, office and commissary facilities under operating leases expiring through the year 2007. Most lease agreements contain renewal options and rent escalation clauses. Certain leases provide for contingent rentals based upon gross sales.

           Rental expense under these lease agreements for the years ended December 31, was as follows:

                                                                                      1997                  1998
                                                                               -------------------   -------------------
            Minimum rentals                                                 $               270   $               977
            Contingent rentals                                                               18                   172
                                                                               -------------------   -------------------

                                                                            $               288   $             1,149
                                                                               ===================   ===================

           Minimum future rental payments under non-cancelable operating lease obligations as of December 31, 1998 are as follows:

            1999                                                                                  $             1,009
            2000                                                                                                  901
            2001                                                                                                  815
            2002                                                                                                  691
            2003                                                                                                  633
            Thereafter                                                                                          1,333
                                                                                                     -------------------

                                                                                                  $             5,382
                                                                                                     ===================



       (B) OPTION ISSUANCE

           The Board has approved 100,000 options to be issued to the Company's President and Chief Executive Officer at the current fair market value at the time the options are earned. The options are earned once the Company shows three consecutive months of EBITDA (earnings before interest, income taxes, depreciation and amortization) of 10% or more (percentage of gross revenues). All shares are fully vested when the options are earned.

       (C) SUPPLY AGREEMENT

           The Company has an agreement with a supplier to purchase at least 80% of certain products, as defined, from this supplier. The agreement may be terminated by either party with 60 days prior written notice to the other party. Management believes that other suppliers could provide similar products. A change in suppliers, however, could affect the terms currently received by the Company. Such a change could have a negative impact on results from operations.

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



       (D) LEGAL PROCEEDINGS

           In the normal course of business, the Company has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions would not have a material adverse effect on the Company's results of operations or financial condition as of and for the year ended December 31, 1998.

       (E) GEOGRAPHIC CONCENTRATION

           All of the Company's bakery-cafe's are located in the greater Portland and Seattle metropolitan areas. The concentration of limited geographic markets exposes the Company to certain risks in the event of a change in the economies in these markets which could have a material adverse affect on the financial results of the Company.


(12)   SHAREHOLDERS' (DEFICIT) EQUITY

       During 1997, to raise funds, the Company sold 68,543 shares of Series B preferred stock. In addition, 1,000 shares of common stock were issued in connection with the purchase of assets (see note 3).

       During 1998, in connection with an asset purchase (see note 3), the Company issued 33,538 shares of Series C preferred stock and 16,667 shares of Series D preferred stock. To raise funds, the Company also sold 95,583 shares of Series C preferred stock at $32.50 per share during the year. The Company's proceeds included in the financial statements are net of offering costs.

       (A) COMMON STOCK

           The authorized number of shares of common stock, no par value, totals 15,000,000. Each share of common stock has voting rights of one vote per share. Such voting rights are limited in certain circumstances.

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



       (B) PREFERRED STOCK

           The Company has authorized 4,000,000 shares of no par value preferred stock. The Company has authorized and issued shares of Series A, B, C and D preferred stock. The terms of each series of preferred stock are summarized below:

              Dividends
              ---------

              The Series D preferred stock is entitled to an annual cumulative cash dividend, out of legally available funds, at the per annum rate of $4.20 per share. Series D preferred stock dividends shall accrue but not be paid during 1998 and 1999. On a quarterly basis, Series D preferred stock dividends from 1998 and 1999 shall be paid during 2000 out of legally available funds. At the option of the holder of Series D preferred stock or the Company, the Series D preferred stock's accruing dividends may be paid in the form of shares of Series D preferred stock valued at $60 per share (regardless of the fair market value of such shares at the time the dividend is declared by the Company's Board of Directors); provided, however, no more than an aggregate of 5,840 shares of the Company's Series D preferred stock may be issued in lieu of cash to satisfy the accruing Series D dividends.

              The Series A preferred stock is entitled to an annual cumulative cash dividend, out of legally available funds, at the per annum rate of $0.60 per share. Dividends accrue from the date of purchase and are payable only when (1) declared by the Company's Board of Directors; (2) upon liquidation or dissolution of the Company; and (3) upon conversion to common stock.

              The Series B and C preferred shareholders are not entitled to cumulative dividends. Series B and C shareholders are entitled to receive dividends when and if declared by the Board of Directors. As of December 31, 1998, no dividends have been declared or paid.

              Liquidation Preferences
              -----------------------

              In the event of any liquidation, dissolution or winding up of the Company, holders of Series D preferred stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Corporation's capital stock of all classes (whether such assets are capital, surplus or earnings) before any sums shall be paid or any assets distributed among the holders of Series A, B, or C preferred stock. After payment of the Series D preferred shareholders, holders of the other preferred series shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock before any sum shall be paid or any assets distributed among the holders of common stock.

              Voting
              ------

              The Series A, B, and C preferred stock will vote with the common stock of the Company as a single class and will be entitled to the number of votes equal to the number of shares of common stock issuable upon conversion of the Series A, B, and C preferred stock. The Series D preferred stock has no voting rights.

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



              Conversion
              ----------

              Any shares of the Series C and D preferred stock may, at the option of the holder, be converted any time or from time to time into fully paid common stock at a conversion rate of 10:1. The holders of Series C and D preferred stock also have anti-dilution protection. The anti-dilution protection provides for a favorable adjustment to the conversion ratio of Series D preferred stock in the event the Company issues any shares of preferred stock, common stock, options or warrants at a price below $4.00.

              The Series A preferred stock is convertible into common stock at the option of the holder, at a conversion rate of 1:1. The holders of the Series A may convert their shares into common stock any time after December 31, 2000.

              The Series B preferred stock is convertible into common stock at the option of the holder, at a conversion rate of 1:1. The holder of the Series B preferred stock shall have anti-dilution protection. The anti-dilution provision provides for a favorable adjustment to the conversion rate in the event the Company issues any shares of preferred stock, common stock, option or warrants, at a price below $2.50 per share.

              As of December 31, 1998, the Company has reserved a total of 2,020,122 shares of its common stock pursuant to the conversion privileges of outstanding preferred stock.

       (C) STOCK WARRANTS

           In May 1997, in connection  with the  acquisition of assets (see note
           3), the Company issued 10,000 common stock purchase warrants (Warrants). Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $2.50, until May 16, 2003.

           In October 1997, in connection with securing debt financing, the Company issued 10,000 warrants to related party shareholders for personally guaranteeing loans of the Company. Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $1.00, until November 1, 2004.

           In August 1998, in connection with securing debt financing, the Company issued a total of 92,465 warrants to related party shareholders for personally guaranteeing loans of the Company in prior years. Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $1.00, until November 1, 2004.

           In August 1998, in connection with securing debt financing, the Company issued 4,750 warrants. Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $1.00, until November 1, 2004.

           In March 1998, in connection with securing debt financing the Company issued 1,500 warrants. Each warrant represents the right to purchase one share of the Company's Preferred Series C stock at an exercise price of $32.50, until November 1, 2004.

           All warrants were valued using the Black-Scholes model. As of December 31, 1998, no warrants had been exercised.

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



       (D) STOCK OPTIONS

           At December 31, 1998, the Company had three Stock Option Plans: the 1993 Stock Option Plan adopted in September 1993, the 1997 Stock Option Plan adopted in February 1997, and the 1998 Stock Option Plan adopted in December 1998 (collectively, the Plans). Under the Plans, key employees and consultants may be granted either incentive stock options or nonqualified stock options. Incentive stock options must comply with the requirements of the Internal Revenue Code (the Code), may be granted only to employees. Nonqualified stock options may be granted to employees and consultants at not less than 85% of the fair market value of the stock at the date of grant. Canceled options are available for future grant. The Company has reserved 1,796,908 shares of its common stock for issuance under the Plans.

           As of December 31, 1998, 1,690,440 options had been granted pursuant to the Plans. The per share weighted-average fair value of stock options granted during the years ended 1997 and 1998 were $0.92 and $0.86, respectively, on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

                                                                                1997                  1998
                                                                         -------------------   --------------------
            Dividend yield                                                       --                    --
            Expected volatility                                                 100%                  100%
            Risk-free interest rate                                             6.5%                 5.75%
            Expected life                                                      10 years              10 years


           The total value of options granted during the years ended December 31, 1997 and 1998 were approximately $211 and $867, respectively, which will be amortized on a straight-line basis over the vesting period of the options (typically four years).

           The Company applies Accounting Principle Bulletin Opinion No. 25 in accounting for stock options issued to employees and directors under the Plans, accordingly, no compensation cost has been recognized for these stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards (SFAS) No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                                1997                  1998
                                                                         -------------------   --------------------
            As reported:
                Net loss                                             $            (1,195)   $           (4,404)
                Net loss per common share                                          (1.41)                (5.07)

            Pro forma:
                Net loss                                                          (1,254)               (4,545)
                Net loss per common share                                          (1.48)                (5.23)



                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



           The following table summarizes the activity for the aforementioned stock option plans:


                                                                                                  WEIGHTED
                                                                                                   AVERAGE
                                                                           NUMBER OF                PRICE
                                                                            SHARES                PER SHARE
                                                                     --------------------   --------------------
              Outstanding at December 31, 1996                                    96,908     $          0.87
              Granted                                                            404,990                1.65
              Canceled                                                          (174,995)               2.50
              Exercised                                                               --                  --
                                                                     --------------------   --------------------

              Outstanding at December 31, 1997                                   326,903                0.96

              Granted                                                          1,153,542                1.00
              Canceled                                                          (328,500)               1.00
              Exercised                                                               --                  --
                                                                     --------------------   --------------------

              Outstanding at December 31, 1998                                 1,151,945     $          0.99
                                                                      ====================   ====================

             At December 31, 1998, the weighted-average exercise price and weighted-average remaining contractual life of outstanding options were $0.99 and 9 years, respectively.

             At December 31, 1998, 424,278 outstanding options were currently exercisable, and the weighted-average exercise price of these options was $0.97.

             At December 31, 1998, the range of exercise prices on outstanding stock options was $0.50 to $1.00.


(13)   RETIREMENT PLAN

       Effective January 1, 1998, the Company adopted a tax deferred savings plan (the 401(k) Plan). All employees age 21 years or over are eligible to participate in the 401(k) Plan. Enrollment periods are semi-annually, on January 1 and July 1 of each year. Participants who choose to participate may contribute up to 15% of their pretax compensation to the 401(k) Plan subject to the statutorily prescribed annual limits. All employee contributions to the 401(k) Plan are fully vested at all times. Company contributions are made annually. The Company matches 25% of the first 4% employees contribute through their salary deferral. Company contributions vest at 20% per year starting the first year.


(14)   SUBSEQUENT EVENTS

       In February 1999, the Company amended the Company's Articles of Incorporation and increased the number of authorized shares of common stock to 15,000,000 and preferred stock to 4,000,000. The effect of the revised number of authorized shares has been retroactively applied to the accompanying financial statements.

                              OREGON BAKING COMPANY
                                DBA MARSEE BAKING

                    Notes to Financial Statements, Continued

             (Dollars in Thousands, Except Share and Per Share Data)



           In February 1999, the Company granted warrants to purchase 250,000 shares of common stock at an exercise price of $1.00 per share in connection with the Company obtaining additional financing. The warrants will be valued using the Black-Scholes model.

           Since  December  31,  1998,  the  Company  has  received   $1,055  in
           additional bridge financing (see note 6), and has issued 316,000 shares of common stock pursuant to the bridge financing.

           The Company's $250 line of credit and the $325 letter of credit were renewed in March 1999. The line of credit was extended to February 2000. The letter of credit was extended to March 2000. Rates on the line of credit are substantially the same as they were prior to the renewal.

====================================================================================================================================

                                                                                                     Marsee Baking
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS                                          [LOGO]
PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH
INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS.  WE
ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON                                 1,750,000 Shares of
STOCK AND PURCHASE WARRANTS ONLY IN THOSE JURISDICTIONS WHERE                                        Common Stock
OFFERS AND SALES ARE PERMITTED.  THE INFORMATION CONTAINED IN
THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS                                      1,750,000 Redeemable Warrants
PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS                              to Purchase Common Stock
OR ANY SALE OF THE COMMON STOCK OR PURCHASE WARRANT.
                                                                                                      ----------
                          ----------                                                                  PROSPECTUS
                                                                                                      ----------
                      TABLE OF CONTENTS
                                                       PAGE
                                                                                               Barron Chase Securities
Prospectus Summary........................................4                                             [Logo]
Risk Factors..............................................7
Use of Proceeds..........................................12                                       7700 W. Camino Real
Dividend Policy..........................................12                                    Boca Raton, Florida 33433
Capitalization...........................................13                                          (561)347-1200
Dilution.................................................14
Management's Discussion and Analysis of                                                        Beverly Hills, California
  Financial Condition and Results of Operations..........15                                      Boston, Massachusetts
Business.................................................22                                       Brooklyn, New York
Management...............................................30                                        Buffalo, New York
Certain Transactions.....................................37                                        Chicago, Illinois
Principal Shareholders...................................39                                       Clearwater, Florida
Description of Securities................................40                                         Duluth, Georgia
Shares Eligible for Future Sale..........................46                                    West Boca Raton, Florida
Underwriting.............................................48                                       Edison, New Jersey
Legal Matters............................................50                                    Eureka Springs, Arkansas
Experts..................................................50                                    Fort Lauderdale, Florida
Where You Can Find More Information......................50                                  Hasbrouck Heights, New Jersey
Index to Financial Statements.......................... F-1                                      La Jolla, California
                                                                                                    Naples, Florida
                          ----------                                                               New York, New York
                                                                                                    Orlando, Florida
                                                                                                   Sarasota, Florida
                                                                                                     Tampa, Florida
    UNTIL _______ __, 1999 (25 DAYS AFTER COMMENCEMENT OF THE
OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN MARSEE BAKING
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE                                            , 1999
REQUIRED TO DELIVER A PROSPECTUS.  THIS DELIVERY REQUIREMENT IS
IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS
WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.


====================================================================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Oregon Business Corporation Act (the "Act") authorizes the indemnification of an officer or director made party to a proceeding because the officer or director is or was an officer or director against liability (including amounts paid in settlement) incurred in the proceeding and against expenses with respect to the proceeding (including attorney fees) if: (a) the conduct of the officer or director was in good faith, (b) the officer or director reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests, and (c) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful; PROVIDED, HOWEVER, neither a director nor an officer may be indemnified in connection with (1) a proceeding by or in the right of the corporation in which the director or officer was adjudged liable or
(2) any other proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by the director or officer. The Registrant's Amended and Restated Articles of Incorporation (the "Articles") allow and the company's Amended and Restated Bylaws (the "Bylaws") require the Registrant to indemnify officers and directors to the fullest extent permissible by law. The Articles and Bylaws become effective upon the closing of the public offering.

     The Act further provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that the provision does not eliminate the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for any unlawful distribution as defined under the Act, or (d) for any transaction from which the director derived an improper personal benefit. The Registrant's Articles and Restated Bylaws provide that, to the fullest extent permissible by law, no director shall be personally liable to the Registrant or its shareholders for monetary damages.

     Reference is also made to Section 6(b) of the Underwriting Agreement filed as Exhibit 1.1 hereto, indemnifying directors and officers of the Registrant against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), in certain circumstances by the underwriter.

     Reference is also made to the form of Indemnification Agreement filed as
Exhibit 10.30 hereto, which the Registrant intends to enter into with its directors and officers, providing indemnification to the fullest extent provided by law.

     The effect of these provisions is to indemnify the directors and officers of the Registrant against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant, to the fullest extent permitted by law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock and purchase warrants being registered. All amounts are estimates except the SEC registration fee, the NASD review filing fee, the Nasdaq filing and membership fees, and Boston Stock Exchange filing and listing fees.



                                                                        AMOUNT
                                                                      TO BE PAID
                                                                      ----------
          SEC Registration Fee............................               $6,478
          NASD Review Filing Fee..........................               ______
          Nasdaq Filing and Listing Fee...................               ______
          Boston Exchange Filing and Listing Fees.........               ______
          Printing and Engraving Expenses.................               ______
          Legal Fees and Expenses.........................               ______
          Accounting Fees and Expenses....................               ______
          Blue Sky Fees and Expenses......................               ______
          Transfer Agent and Registrar Fees...............               ______
          Nonaccountable Expense Allowance................               ______
          Miscellaneous Expenses..........................               ______
                 Total                                                  $______


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Registrant since December 31, 1995 involving sales of the Registrant's securities that were not registered under the Securities Act:

     1. During September 1995 through January 1996, the Registrant sold an aggregate of 52,667 shares of Series A Preferred Stock to 19 individuals or entities at a price of $6 per share. The Registrant received $316,002 as total proceeds from the offering.

     2. During December 1996 through February 1997, the Registrant sold an aggregate of 510,575 shares of Series B Preferred Stock to 24 individuals and entities, at a price per share of $2.50. Jensen Securities Co. acted as the placement agent for the offering. The company received total proceeds of $1,250,000 after deducting $53,305 as commissions and fees paid to the placement agent. Jensen Securities also received 10,575 shares of Series B Preferred Stock as consideration for its services.

     3. During January through April 1998, upon the terms of an asset purchase agreement, the Registrant issued 33,538 shares of Series C Preferred Stock and 16,667 shares of Series D Preferred Stock to the shareholders of Bernie's Bagels, Inc.

     4. During January through October 1998, the Registrant sold an aggregate of 95,583 shares of Series C Preferred Stock to 19 individuals and entities, at a price per share of $32.50. Registrant received proceeds of approximately $3,106,433.

     5. During January through April 1999, the Registrant sold 502,800 Units, each Unit consisting of one share of common stock and a promissory note in the principal amount of $5.00 and bearing interest of 8% to 37 purchasers. The principal and accrued interest are due and payable nine months of the date of the promissory note or upon the closing of a public offering of the common stock, whichever is earlier. The Registrant received proceeds of $1,960,920 after deducting $301,680 in commissions and fees to Barron Chase Securities, Inc., the Registrant's placement agent.

     6. On April 29, 1999, the Registrant issued to Mr. Joseph Tanous, a director of the Registrant, 150,000 shares of common stock in consideration for agreeing to personally guarantee up to $750,000 of the Registrant's working capital line of credit.


     7. Since 1994, the Registrant has issued 26 warrants to purchase up to an aggregate of 387,548 shares of common stock at an exercise price ranging from $1.00 to $6.00 per share. These warrants have been granted to individuals and entities who have made valuable contributions to the company in the form of providing loans, personal guarantees, assets and financial consulting services. One warrant to purchase 500 shares of commons stock was exercised in February 1996. As of April 30, 1999, 13 warrants have expired representing warrants to purchase 14,833 shares of common stock and 13 warrants remain outstanding representing warrants to purchase 372,215 shares of common stock at exercise prices ranging from $1.00 to $3.00 per share.

              The Registrant has also issued a warrant to a equipment lease financing company to purchase up to 1,500 shares of Series C Preferred Stock or 15,453 shares of common stock into which the Series C Preferred stock is currently convertible.

     8. Since September 1993, the Registrant has granted incentive stock options and non-qualified stock options to purchase an aggregate of 1,707,745 shares of common stock under individual stock option agreements and its 1993, 1997 and 1998 Stock Option Plans to eligible officers, directors, employees and consultants of the Registrant. Of those options granted, options to purchase 365,900 shares have expired or have been terminated by their terms, and there are currently outstanding options to purchase 1,341,845 shares, as of the filing date. Since September 1993, the Registrant has not issued any shares of common stock upon the exercise of options.

     Each of these sales were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Regulation D,
Section 3(a)(9) or Rule 701 promulgated under the Securities Act, as transactions by an issuer not involving a public offering, transactions involving an exchange of securities by the issuer with its security holders where no commission or remuneration is paid or given directly or indirectly for soliciting the exchange, or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each transaction represented their intention to acquire the securities in each transaction not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in the transactions.


ITEM 27.  EXHIBITS

     (a)  Exhibits

          Exhibit No.         Description
          ----------          -----------

          1.1                 Form of Underwriting Agreement
          1.2                 Form of Selected Dealer Agreement
          3.1                 Proposed Amended and Restated Articles of
                                Incorporation
          3.2                 Articles of Incorporation (filed June 26, 1992)
          3.3                 Amendment to Article II of the Articles of
                                Incorporation (filed December 13, 1996)
          3.4                 Certificate of Designation of Series C Convertible
                                Preferred Stock and Series D Convertible and
                                Redeemable Preferred Stock (filed January 7,
                                1998)
          3.5                 Amendment to Article II of the Articles of
                                Incorporation (filed March 6, 1998)
          3.6                 Articles of Correction (filed June 3, 1998)
          3.7                 Amendment to Certificate of Designation of Series
                                C Convertible Preferred Stock and Series D
                                Convertible and Redeemable Preferred Stock
                                (filed October 7, 1998)
          3.8                 Amendment to Article II of the Articles of
                                Incorporation (filed March 16, 1999)
          3.9                 Proposed Amended and Restated Bylaws

          3.10                Bylaws
          4.1                 See Articles II and IV of Exhibit 3.1 and Articles
                                I and V of Exhibit 3.9
          4.2*                Form of Common Stock Certificate
          4.3*                Form of Purchase Warrant Certificate
          4.4*                Form of Purchase Warrant Agreement with Transfer
                                Agent
          5.1*                Opinion of Tonkon Torp LLP as to legality of the
                                securities being registered, including consent
          10.1                Registrant's 1993 Non-Qualified Stock Option Plan
                                and Amendments Nos. 1 and 2
          10.2                Form of Stock Option Agreement under the 1993
                                Non-Qualified Stock Option Plan
          10.3                Registrant's 1997 Stock Option/Stock Issuance Plan
          10.4                Form of Notice of Grant under the 1997 Stock
                                Option/Stock Issuance Plan
          10.5                Registrant's 1998 Non-Qualified Stock Option Plan
          10.6                Form of Notice of Grant under the 1998
                                Non-Qualified Stock Option Plan
          10.7**              SYSCO Master Distribution Agreement dated April
                                13, 1998
          10.8                SYSCO Agreement dated February 19, 1999
          10.9                Silicon Valley Bank Loan and Security Agreement
                                dated October 28, 1997 and Loan Modification
                                Agreements
          10.10               Contribution and Indemnity Agreement dated October
                                28, 1997 with Tanous and Durbetaki
          10.11               LINC Capital Inc. Master Lease Agreement dated
                                April 17, 1998 and Schedules 1, 2 and 3
          10.12               LINC Capital Inc. Warrant and Warrant Purchase
                                Agreement dated April 17, 1998
          10.13               Form of the Registrant's currently outstanding
                                Warrant Agreement
          10.14               Heller First Capital Corp. Promissory Note dated
                                June 20, 1996 [sic]
          10.15               Heller First Capital Corp. Authorization and Loan
                                Agreement dated May 16, 1997
          10.16               Heller First Capital Corp. Security Agreement
                                dated June 20, 1997
          10.17               Heller Financial Leasing, Inc.
                                Promissory Note dated April 28, 1998
          10.18               Heller Financial Leasing, Inc. Security Agreement
                                dated April 28, 1998
          10.19               Heller Financial Leasing, Inc. Letter Agreement
                                dated May 5, 1998
          10.20               Heller Financial Leasing, Inc. Promissory Note
                                dated May 19, 1998
          10.21               Heller Financial Leasing, Inc. Promissory Note
                                dated August 26, 1998
          10.22               Heller Financial Leasing, Inc. Cross-Collateral
                                and Cross-Default Agreement dated August 26,
                                1998
          10.23               Heller Financial Leasing, Inc. Promissory Note
                                dated November 6, 1998
          10.24               Employment Agreement with Raymond W. Lindstrom
                                dated January 1, 1999
          10.25               Employment Agreement with Howard Wasserteil dated
                                July 12, 1996
          10.26               Amended Employment and Stock Grant Agreement with
                                Joann Vazquez dated April 8, 1999
          10.27               Real Estate Lease dated May 1995 for Portland
                                Commissary
          10.28               Industrial Real Estate Lease dated November 28,
                                1994 for Seattle Commissary and Assignment and Consent to Assignment of Lease dated December 26, 1997
          10.29               Investor's Rights Agreement dated January 9, 1998
                                and Amendment dated September 11, 1998

          10.30               Form of Officers and Directors Indemnification
                                Agreement
          10.31               Separation Agreement dated as of March 12, 1999
                                with Brad K. Barnett
          10.32               Consulting Agreement dated January 12, 1999 with
                                Viking Group, LLC and Anthony Kamin
          10.33               Form of Underwriter's Warrant Agreement and form
                                of Warrant Certificate
          10.34               Form of Financial Advisory Agreement
          10.35               Form of Merger and Acquisition Agreement
          10.36               Agreement to Provide Guaranty
          23.1                Consent of KPMG Peat Marwick LLP
          23.2*               Consent of Tonkon Torp LLP (included in Exhibit
                                5.1)
          24.1                Power of Attorney (see Page II-8 of the
                                Registration Statement)
          27.1                Financial Data Schedule


*        To be filed by amendment.
** Certain portions of this exhibit are omitted pursuant to a request for confidential treatment.

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in the denominations and registered in the names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Portland, State of Oregon, on April 30, 1999.


                                 OREGON BAKING COMPANY, DBA MARSEE BAKING


                                 By  /s/ Raymond W. Lindstrom
                                     ------------------------
                                     Raymond W. Lindstrom
                                     Chairman of the Board, President and Chief
                                        Executive Officer

                                 By  /s/ Stephen A. Aanderud
                                     -----------------------
                                     Stephen A. Aanderud
                                     Chief Financial Officer and Assistant
                                        Secretary

                                 By  Howard J. Wasserteil*
                                     --------------------
                                     Howard J. Wasserteil
                                     Executive Vice President, Secretary
                                        and Director

                                 By  Robert E. Schneider*
                                     -------------------
                                     Robert E. Schneider, Ph.D.
                                     Director

                                 By  Gerald W. Frank*
                                     ---------------
                                     Gerald W. Frank
                                     Director

                                 By  Joeseph F. Tanous*
                                     -----------------
                                     Joseph F. Tanous
                                     Director

                                 By  Raymond Zimmerman*
                                     -----------------
                                     Raymond Zimmerman
                                     Director


                                *By  /s/ Raymond W. Lindstrom
                                     ------------------------
                                     Raymond W. Lindstrom
                                     (Attorney-in-Fact)

                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raymond W. Lindstrom, Stephen A. Aanderud and Howard J. Wasserteil, and each of them, his or her true and lawful attorney-in-fact and agent, each with the power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this registration statement on Form SB-2 (including registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agent, or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


       Signature                                  Title                             Date
       ---------                                  -----                             ----

/s/ Raymond W. Lindstrom             Chairman of the Board, President  and       April 8, 1999
------------------------
Raymond W. Lindstrom                 Chief Executive Officer

/s/ Stephen A. Aanderud              Chief Financial Officer and Assistant       April 8, 1999
-----------------------
Stephen A. Aanderud                  Secretary

/s/ Howard J. Wasserteil             Executive Vice President, Secretary and     April 8, 1999
------------------------
Howard J. Wasserteil                 Director

/s/ Joann E. Vazquez                 Vice President of Product Development       April 8, 1999
--------------------
Joann E. Vazquez

/s/ Karlin M. Conklin                Vice President of Bakery Operations         April 8, 1999
---------------------
Karlin M. Conklin

/s/ Robert E. Schneider              Director                                    April 8, 1999
-----------------------
Robert E. Schneider, Ph.D.

/s/ Gerald W. Frank                  Director                                    April 8, 1999
-------------------
Gerald W. Frank

/s/ Joseph F.Tanous                  Director                                    April 8, 1999
-------------------
Joseph F. Tanous

/s/ Raymond Zimmerman                Director                                    April 8, 1999
---------------------
Raymond Zimmerman


                              Oregon Baking company

                                  Exhibit Index
                                  -------------


Exhibit No.         Description
----------          -----------

1.1                 Form of Underwriting Agreement
1.2                 Form of Selected Dealer Agreement
3.1                 Proposed Amended and Restated Articles of
                      Incorporation
3.2                 Articles of Incorporation (filed June 26, 1992)
3.3                 Amendment to Article II of the Articles of
                      Incorporation (filed December 13, 1996)
3.4                 Certificate of Designation of Series C Convertible
                      Preferred Stock and Series D Convertible and
                      Redeemable Preferred Stock (filed January 7,
                      1998)
3.5                 Amendment to Article II of the Articles of
                    Incorporation (filed March 6, 1998)
3.6                 Articles of Correction (filed June 3, 1998)
3.7                 Amendment to Certificate of Designation of Series
                      C Convertible Preferred Stock and Series D
                      Convertible and Redeemable Preferred Stock
                      (filed October 7, 1998)
3.8                 Amendment to Article II of the Articles of
                      Incorporation (filed March 16, 1999)
3.9                 Proposed Amended and Restated Bylaws
3.10                Bylaws
4.1                 See Articles II and IV of Exhibit 3.1 and Articles
                      I and V of Exhibit 3.9
4.2*                Form of Common Stock Certificate
4.3*                Form of Purchase Warrant Certificate
4.4*                Form of Purchase Warrant Agreement with Transfer
                      Agent
5.1*                Opinion of Tonkon Torp LLP as to legality of the
                      securities being registered, including consent
10.1                Registrant's 1993 Non-Qualified Stock Option Plan
                      and Amendments Nos. 1 and 2
10.2                Form of Stock Option Agreement under the 1993
                      Non-Qualified Stock Option Plan
10.3                Registrant's 1997 Stock Option/Stock Issuance Plan
10.4                Form of Notice of Grant under the 1997 Stock
                      Option/Stock Issuance Plan
10.5                Registrant's 1998 Non-Qualified Stock Option Plan
10.6                Form of Notice of Grant under the 1998
                      Non-Qualified Stock Option Plan
10.7**              SYSCO Master Distribution Agreement dated April
                      13, 1998
10.8                SYSCO Agreement dated February 19, 1999
10.9                Silicon Valley Bank Loan and Security Agreement
                      dated October 28, 1997 and Loan Modification
                      Agreements
10.10               Contribution and Indemnity Agreement dated October
                      28, 1997 with Tanous and Durbetaki
10.11               LINC Capital Inc. Master Lease Agreement dated
                      April 17, 1998 and Schedules 1, 2 and 3
10.12               LINC Capital Inc. Warrant and Warrant Purchase
                      Agreement dated April 17, 1998
10.13               Form of the Registrant's currently outstanding
                      Warrant Agreement
10.14               Heller First Capital Corp. Promissory Note dated
                      June 20, 1996 [sic]
10.15               Heller First Capital Corp. Authorization and Loan
                      Agreement dated May 16, 1997
10.16               Heller First Capital Corp. Security Agreement
                      dated June 20, 1997
10.17               Heller Financial Leasing, Inc.
                      Promissory Note dated April 28, 1998
10.18               Heller Financial Leasing, Inc. Security Agreement
                      dated April 28, 1998

10.19               Heller Financial Leasing, Inc. Letter Agreement
                      dated May 5, 1998
10.20               Heller Financial Leasing, Inc. Promissory Note
                      dated May 19, 1998
10.21               Heller Financial Leasing, Inc. Promissory Note
                      dated August 26, 1998
10.22               Heller Financial Leasing, Inc. Cross-Collateral
                      and Cross-Default Agreement dated August 26,
                      1998
10.23               Heller Financial Leasing, Inc. Promissory Note
                      dated November 6, 1998
10.24               Employment Agreement with Raymond W. Lindstrom
                      dated January 1, 1999
10.25               Employment Agreement with Howard Wasserteil dated
                      July 12, 1996
10.26               Amended Employment and Stock Grant Agreement with
                      Joann Vazquez dated April 8, 1999
10.27               Real Estate Lease dated May 1995 for Portland
                      Commissary
10.28               Industrial Real Estate Lease dated November 28,
                      1994 for Seattle Commissary and Assignment and
                      Consent to Assignment of Lease dated December
                      26, 1997
10.29               Investor's Rights Agreement dated January 9, 1998
                      and Amendment dated September 11, 1998
10.30               Form of Officers and Directors Indemnification
                      Agreement
10.31               Separation Agreement dated as of March 12, 1999
                      with Brad K. Barnett
10.32               Consulting Agreement dated January 12, 1999 with
                      Viking Group, LLC and Anthony Kamin
10.33               Form of Underwriter's Warrant Agreement and form
                      of Warrant Certificate
10.34               Form of Financial Advisory Agreement
10.35               Form of Merger and Acquisition Agreement
10.36               Agreement to Provide Guaranty
23.1                Consent of KPMG Peat Marwick LLP
23.2*               Consent of Tonkon Torp LLP (included in its Exhibit 5.1)
24.1                Power of Attorney (see Page II-8 of the
                      Registration Statement)
27.1                Financial Data Schedule



*        To be filed by amendment.
** Certain portions of this exhibit are omitted pursuant to a request for confidential treatment.


                                      E-2